SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           FLEXSTEEL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                           FLEXSTEEL INDUSTRIES, INC.
                                  P.O. BOX 877
                            DUBUQUE, IOWA 52004-0877
                                                          Date: October 27, 1999

Office of the Chairman of the Board

Dear Stockholder:


     You are cordially invited to attend the Annual Stockholders' Meeting on Thursday, December 9, 1999, at 3:30 p.m. We sincerely want you to come, and we welcome this opportunity to meet with those of you who find it convenient to attend.

     Time will be provided for stockholder questions regarding the affairs of the Company and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement which follow. Directors and other Company executives expect to be available to talk individually with stockholders after the meeting. No admission tickets or other credentials are currently required for attendance at the meeting.

     The formal notice of the meeting and proxy statement follow. I hope that after reading them you will sign and mail the proxy card, whether you plan to attend in person or not, to assure that your shares will be represented.

                                       Sincerely,

                                       /s/ John R. Easter

                                       John R. Easter
                                       Chairman of the Board

--------------------------------------------------------------------------------
            RECORD DATE:      October 13, 1999
            DATE OF MEETING:  December 9, 1999
            TIME:             3:30 P.M.
            PLACE:            The Marquette
                              710 Marquette Avenue, Third Floor
                              Minneapolis, Minnesota 55402
--------------------------------------------------------------------------------

                                   IMPORTANT

WHETHER YOU OWN ONE SHARE OR MANY, EACH STOCKHOLDER IS URGED TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           FLEXSTEEL INDUSTRIES, INC.
                                  P.O. BOX 877
                            DUBUQUE, IOWA 52004-0877

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 9, 1999

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Flexsteel Industries, Inc. will be held at The Marquette, 710 Marquette Avenue, Third Floor, Minneapolis, MN 55402, on Thursday, December 9, 1999, at 3:30 p.m. for the following purposes:

     1. To elect four (4) Class I Directors to serve until the year 2002 Annual Meeting and until their successors have been elected and qualified or until their earlier resignation, removal or termination (Proposal I).

     2. To consider and act upon a proposal to approve the 1999 Stock Option Plan (Proposal II).

     3. To ratify or reject the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 2000 (Proposal III).

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     October 13, 1999 has been fixed as the record date for the determination of Common stockholders entitled to notice of and to vote at the meeting, and only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     Whether or not you plan to attend the meeting, please mark, date and sign the accompanying proxy and return it promptly in the enclosed envelope which requires no additional postage if mailed in the United States. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy. Voting by ballot at the meeting cancels any proxy previously returned.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ R.J. Klosterman

                                       R.J. KLOSTERMAN
                                       SECRETARY
October 27, 1999

--------------------------------------------------------------------------------
               PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of Flexsteel Industries, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held on Thursday, December 9, 1999, and any adjournments thereof, and may be revoked by the stockholder at any time before it is exercised by a written notice or a later dated proxy delivered to the Secretary of the Company. Execution of the proxy will in no way affect a stockholder's right to attend the meeting and vote in person. The proxy will be revoked if the stockholder is present at the meeting and votes by ballot in person. Properly executed proxies received prior to the voting at the meeting will be voted at the meeting or any adjournments thereof. If a stockholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specification. If no specification is made, it will be voted FOR the election of K. Bruce Lauritsen, Thomas E. Holloran, L. Bruce Boylen and John R. Easter as Class I Directors (Proposal I), FOR the approval of the 1999 Stock Option Plan (Proposal II) and FOR ratification of the appointment of Deloitte & Touche LLP (Proposal III). Each of the above named nominees has been previously elected by the stockholders.

     The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, Iowa 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first being mailed to stockholders is October 27, 1999.

     As of the close of business on October 13, 1999, the record date for determining stockholders entitled to notice and to vote at the meeting, the Company had 6,510,707 outstanding shares of Common Stock, par value $1.00 per share. Each share is entitled to one vote and cumulative voting is not permitted. No Preferred Stock is outstanding.

     Stockholder votes will be counted by Inspectors of Election who will be present at the stockholder meeting. The affirmative vote of a majority of the shares of stock represented at the meeting shall be the act of the stockholders for the election of directors. Abstentions and broker non-votes shall not be counted as votes for or against the proposal being voted on.


                             EXPENSE OF SOLICITATION

     The cost of the solicitation of proxies on behalf of the Board of Directors will be paid by the Company. Solicitation of proxies will be principally by mail. In addition, the officers or employees of the Company and others may solicit proxies, either personally, by telephone, by special letter, or by other forms of communication. The Company will also make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for reasonable expenses in so doing. Officers and employees of the Company will not receive additional compensation in connection with the solicitation of proxies.



                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Board currently consists of ten persons divided into three classes. At each Annual Meeting the terms of one class of Directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier resignation, removal or termination.

     The term of the Class I Directors expires at the time of the 1999 Annual Meeting. The Board of Directors of the Company has nominated K. Bruce Lauritsen, Thomas E. Holloran, L. Bruce Boylen and John R. Easter for election as Class I Directors of the Company. The Class I Directors' term expires at the time of the year 2002 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.

     All nominees named above have consented to serve as Directors if elected. In the event that any of the nominees should fail to stand for election, the persons named as proxy in the enclosed form of proxy intend to vote for substitute nominees. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

                                   DIRECTOR            PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS OR
NAME                        AGE     SINCE                 EMPLOYMENT DURING THE LAST FIVE YEARS
-------------------------   ---    --------   -----------------------------------------------------------------
NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING AT THE 2002
 ANNUAL MEETING, CLASS I

K. Bruce Lauritsen           57      1987     Chief Executive Officer and President, 1993 to present, Flexsteel
                                              Industries, Inc.; Director, Mercantile Bank of Dubuque; Regent,
                                              Loras College.

Thomas E. Holloran (1)(2)    70      1971     Professor, Graduate School of Business, University of St. Thomas,
                                              St. Paul; Director, ADC Telecommunications, Inc.; Director, MTS
                                              Systems Corporation; Director, Medtronic, Inc; Director, National
                                              City Bankcorporation; Director, Bush Foundation.

L. Bruce Boylen (1)(2)       67      1993     Retired Vice President, Fleetwood Enterprises, Inc. (retired
                                              1991) (mfr. of recreational vehicles and manufactured homes).

John R. Easter               70      1993     Retired Vice President, Sears-Roebuck Company (retired 1989);
                                              Director, Mutual Trust Life Insurance Co.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE 2000
 ANNUAL MEETING, CLASS II

James R. Richardson (3)      55      1990     Senior Vice President Marketing, 1994 to present, Flexsteel
                                              Industries, Inc.

Patrick M. Crahan (3)        51      1997     Vice President, Dubuque Upholstering Division, 1989 to present,
                                              Flexsteel Industries, Inc; Director, American Trust and Savings
                                              Bank, Dubuque, Iowa; Trustee, Steelworkers Pension Fund Trust;
                                              Trustee, University of Dubuque.

Marvin M. Stern (2)(3)       63      1998     Retired Vice President, Sears-Roebuck Company (retired 1996)

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE 2001
 ANNUAL MEETING, CLASS III

Edward J. Monaghan (3)       60      1987     Chief Operating Officer and Executive Vice President, 1993 to
                                              present, Flexsteel Industries, Inc.; Trustee, Clarke College.

Jeffrey T. Bertsch (3)       44      1997     Vice President Corporate Services, 1989 to present, Flexsteel
                                              Industries, Inc.; Director, American Trust and Savings Bank,
                                              Dubuque, Iowa; Director, Retirement Investment Corp.; Trustee
                                              University of Dubuque.

Lynn J. Davis (1) (3)        52      1999     Senior Vice President, 1991 to present, ADC Telecommunications,
                                              Inc.; Director, Automated Quality Technologies, Inc. (mfr. of
                                              non-contact measurement equipment).

---------------------
(1)  Member of Audit Committee

(2)  Member of Compensation and Nominating Committee

(3)  Member of Marketing and Planning Committee

                      CERTAIN INFORMATION CONCERNING BOARD
                       AND OUTSIDE DIRECTOR'S COMPENSATION

     During the fiscal year ended June 30, 1999, four meetings of the Board of Directors were held. No Director attended less than 75% of the meetings.

     Each Director who is not an employee of the Company is paid a retainer at the rate of $9,600 per year. In addition, each is paid a fee of $2,400 for each Board meeting each attends. The Chairman of the Board is paid a retainer of $16,800 per year and a fee of $4,200 for each Board meeting attended. For attending a committee meeting each is paid a fee of $1,000. The Chairman of each Committee is paid $1,100 for each meeting attended. The Company pays no additional remuneration to employees of the Company who are Directors.

     Each Director who is not an employee of the Company receives on the first business day after each annual meeting a non-discretionary, non-qualified stock option grant for 1,000 shares valued at fair market value on date of grant, exercisable for 10 years. Each person who becomes for the first time a non-employee member of the Board, including by reason of election, appointment or lapse of three (3) years since employment by the Company, will receive an immediate one-time option grant for 2,000 shares.

     The Company previously entered into an unfunded deferred compensation agreement with John R. Easter, whereby director fees were invested by the Company. Payments to Mr. Easter were deferred until his 70th birthday.

     The Company has entered into an agreement with Thomas E. Holloran pursuant to which the Company will pay to him, or his beneficiaries, $20,000 after he ceases to be a Director as additional compensation in recognition of Director services rendered.

                             COMMITTEES OF THE BOARD

     The Board of Directors has established three standing committees; the names of the committees and the principal duties are as follows:

     AUDIT COMMITTEE:

     Confers with the independent auditors on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices respecting compliance with laws, conflicts of interest and ethical standards of the Company. The Committee held two meetings during the fiscal year ended June 30, 1999. The Committee members are Thomas E.
Holloran, L. Bruce Boylen and Lynn J. Davis.

     COMPENSATION AND NOMINATING COMMITTEE:

     Makes recommendations regarding Board compensation, reviews performance and compensation of various executive officers, determines stock option grants, and advises regarding employee benefit plans. Makes recommendations regarding Board of Director nominees and reviews timely proposed nominees received from any source including nominees by stockholders. Nominations by stockholders must be received by the Secretary at least 18 days before the annual meeting and set forth nominee information as required by the Restated Articles which are available upon request to the Secretary of the Company. The Committee held two meetings during the fiscal year ended June 30, 1999. The Committee members are
L. Bruce Boylen, Thomas E. Holloran and Marvin M. Stern.

     MARKETING AND PLANNING COMMITTEE:

     Reviews marketing plans with respect to the Company's position in the various market places. Makes recommendations regarding marketing direction to enhance revenues and profit margins. The Committee did not meet during the fiscal year ended June 30, 1999. The Committee members are Marvin M. Stern, Patrick M. Crahan, Jeffrey T. Bertsch, Lynn J. Davis, Edward J. Monaghan and James R. Richardson.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                              OWNERSHIP OF STOCK BY
                        DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth the shares of Flexsteel's Common Stock beneficially owned by the Directors, the Chief Executive Officer, the other four most highly compensated executive officers and by all directors and executive officers as a group as of August 5, 1999. Unless otherwise indicated, to the best knowledge of the Company all persons named in the table have sole voting and investment power with respect to the shares shown.

                                                                    SHARES BENEFICIALLY   PERCENT OF TOTAL SHARES
NAME                                    TITLE                           OWNED (1)(2)            OUTSTANDING
---------------   -----------------------------------------------   -------------------   -----------------------
J.T. Bertsch      Vice President Corporate Services, Director           299,645(3)(4)             4.6%

L.B. Boylen       Director                                                8,000                   0.1%

P.M. Crahan       Vice President Dubuque Upholstering                   117,752(4)                1.8%
                  Division, Director

L.J. Davis        Director                                                2,000                   0.0%

J.R. Easter       Chairman of the Board of Directors                      8,000                   0.1%

T.E. Holloran     Director                                               13,680                   0.2%

K.B. Lauritsen    President, Chief Executive Officer, Director          111,148(4)                1.7%

E.J. Monaghan     Executive Vice President, Chief Operating             144,508(4)                2.2%
                  Officer, Director

J.R. Richardson   Senior Vice President Marketing, Director             206,293(4)                3.2%

M.M. Stern        Director                                                3,000                   0.0%

T.D. Burkart      Senior Vice President Vehicle Seating                  63,810(4)                1.0%

R.J. Klosterman   Vice President Finance, Chief Financial Officer        64,649(4)                1.0%
                  and Secretary

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (12)                  1,042,485                  15.9%

---------------------
(1) Includes the following number of shares which may be acquired by exercise of stock options: J.T. Bertsch -- 35,850; L.B. Boylen -- 8,000; P.M. Crahan -- 37,050; L.J. Davis -- 2,000; J.R. Easter -- 8,000; T.E. Holloran --
     9,000; K.B. Lauritsen -- 55,865; E.J. Monaghan -- 63,960; J.R. Richardson -- 52,490; M.M. Stern -- 3,000; T.D. Burkart -- 35,000; R.J. Klosterman --
     37,900.

(2)  Includes shares, if any, owned beneficially by their respective spouses.

(3) Does not include 199,040 shares held in irrevocable trusts for which trusts American Trust & Savings Bank serves as sole trustee. Under the Terms of Trust, Jeffrey T. Bertsch has a possible contingent interest. Jeffrey T. Bertsch disclaims beneficial ownership in the shares held by each such trust.

(4) Includes shares awarded pursuant to the Company's Long-Term Incentive Plan over which shares the Grantee has voting rights. Investment rights are restricted subject to continued service with the Company.

                              OWNERSHIP OF STOCK BY
                            CERTAIN BENEFICIAL OWNERS
                              AS OF AUGUST 5, 1999

     To the best knowledge of the Company, no person owns beneficially 5% or more of the outstanding common stock of the Company except as is set forth below.

                                                                AMOUNT      PERCENT
                                                             BENEFICIALLY      OF
TITLE OF CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER       OWNED (1)      CLASS
--------------   -----------------------------------------   ------------   -------
Common           J.B. Crahan, P.O. 877, Dubuque, IA 52004      380,988        5.8%

Common           Dimensional Fund Advisors, Inc.
                 1299 Ocean Avenue, Santa Monica, CA 90401     450,700        6.9%

Common           First Pacific Advisors Incorporated
                 11400 West Olympic Boulevard
                 Los Angeles, CA 90064                         402,000        6.2%

Common           Heartland Advisors, Inc.
                 790 North Milwaukee Street
                 Milwaukee, WI 53202                           334,000        5.1%

---------------------
(1) To the best knowledge of the Company, no beneficial owner named above has the right to acquire beneficial ownership in additional shares.

     The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three (3) fiscal years ending June 30, 1999.


                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                  -------------------------------------------
                        ANNUAL COMPENSATION                               AWARDS                 PAYOUTS
---------------------------------------------------------------   -----------------------   -----------------
                                                          OTHER   RESTRICTED   SECURITIES               ALL
                                                         ANNUAL      STOCK     UNDERLYING     LTIP     OTHER
                                    SALARY     BONUS      COMP      AWARDS       OPTIONS    PAYOUTS     COMP
NAME & PRINCIPAL POSITION    YEAR     $          $          $          $            #          $        $(1)
---------------------------  ----   -------   -------    ------   ----------   ----------   -------   -------
K. Bruce Lauritsen           1999   302,850   178,239                            9,500      70,587    26,616
 President & Chief           1998   290,400   143,848                            8,725      54,202    27,459
 Executive Officer           1997   261,600   105,586                            9,750      45,841    26,553

Edward J. Monaghan           1999   229,950   121,809                            9,000      46,596     9,832
 Executive Vice President    1998   225,000   100,784                            8,300      35,010    10,870
 & Chief Operating Officer   1997   220,500    58,786                            9,250      31,576    36,205

James R. Richardson          1999   201,750   105,896                            8,500      40,748    23,152
 Senior Vice President of    1998   195,300    77,983                            7,600      29,371    23,664
 Marketing                   1997   189,600    56,173                            8,500      27,785    22,880

Ronald J. Klosterman         1999   171,750    90,312                            8,500      34,706    33,066
 Vice President of           1998   160,200    70,425                            7,200      24,853    33,573
 Finance & Secretary         1997   141,000    51,042                            8,000      21,714    33,352

Thomas D. Burkart            1999   174,300   103,734                            7,500      36,826    26,596
 Senior Vice President       1998   164,700    69,417                            6,500      21,263    26,656
 Vehicle Seating             1997   161,100    52,594                            6,000      20,853    25,376

---------------------
(1) All Other Compensation -- Includes for the fiscal years and the named executive officers indicated below: (i) retirement plan contributions, (ii) Company matching contributions to the Section 401k plan and (iii) accruals made in accordance with the Company's Senior Officer Deferred Compensation Plan entitling each participant upon retirement or other limited circumstances to $5,000 per month during their lives.

                                  RETIREMENT             DEFERRED
         NAME            YEAR        PLAN       401K       COMP
---------------------    ----     ----------   -----     --------
K. Bruce Lauritsen       1999       8,232      1,600      16,784
                         1998       9,256      1,419      16,784
                         1997       8,269      1,500      16,784

Edward J. Monaghan       1999       8,232      1,600           0
                         1998       9,270      1,600           0
                         1997       8,269      1,500      26,436

James R. Richardson      1999       8,232      1,600      13,320
                         1998       8,744      1,600      13,320
                         1997       8,060      1,500      13,320

Ronald J. Klosterman     1999       8,232      1,600      23,234
                         1998       8,739      1,600      23,234
                         1997       8,663      1,455      23,234

Thomas D. Burkart        1999       8,232      1,600      16,764
                         1998       8,292      1,600      16,764
                         1997       7,112      1,500      16,764


                               STOCK OPTIONS/SAR*
                        OPTION GRANTS IN LAST FISCAL YEAR

                                                            POTENTIAL REALIZABLE
                                                              VALUE AT ASSUMED
                                                                   ANNUAL
                                                            RATES OF STOCK PRICE
                                                             APPRECIATION FOR
                                                              OPTION TERM (1)
                                                            ------------------
                      EXERCISE
NAME                   SHARES    PRICE ($/Sh)  EXPIRE DATE    5%          10%
--------------------  --------   ------------  -----------  ------     -------

K. Bruce Lauritsen     9,500          10.50    11/02/2008   62,732     158,976
Edward J. Monaghan     9,000          10.50    11/02/2008   59,431     150,609
James R. Richardson    8,500          10.50    11/02/2008   56,129     142,242
Ronald J. Klosterman   8,500          10.50    11/02/2008   56,129     142,242
Thomas D. Burkart      7,500          10.50    11/02/2008   49,525     125,507

---------------------

 *   The Company does not have a stock appreciation rights plan (SAR).

(1) The amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission. Actual gains, if any, on stock option exercise are dependent on the future performance of the Company's common stock.

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING         VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS
                                                      FY-END 1999         AT FY-END 1999 (1)
                       # OF SHARES              ----------------------   --------------------
                       ACQUIRED ON    $ VALUE              #                       $
NAME                     EXERCISE    REALIZED         EXERCISABLE             EXERCISABLE
--------------------   -----------   --------   ----------------------   --------------------
K. Bruce Lauritsen        9,520       33,320            55,865                  117,966
Edward J. Monaghan                                      63,960                  141,006
James R. Richardson       9,520       28,560            52,490                  109,216
Ronald J. Klosterman      3,650       12,775            37,900                   86,281
Thomas D. Burkart         4,200       14,700            35,000                   76,031

---------------------
(1) Based on the closing price as published in The Wall Street Journal for the last business day of the fiscal year ($13.31). All options are exercisable at time of grant.

                      LONG-TERM INCENTIVE PLAN AWARDS TABLE
               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                         PERFORMANCE OR
                                           OTHER PERIOD      ESTIMATED FUTURE
                          NUMBER OF           UNTIL            PAYOUTS UNDER
                        SHARES, UNITS     MATURATION OR    NON-STOCK PRICE BASED
NAME                   OR OTHER RIGHTS      PAYOUT (1)           PLANS (2)
--------------------   ---------------   --------------    ---------------------
K. Bruce Lauritsen         7,991
Edward J. Monaghan         5,275
James R. Richardson        4,613
Ronald J. Klosterman       3,929
Thomas D. Burkart          4,169

---------------------
Shares of the Company's common stock are available for award annually to key employees based on the average of the returns on beginning equity for the last three years.

(1) Shares awarded are subject to restriction, with 33.3% of the stock received by the employee on the award date and 33.3% each year for the next two years. Restricted Stock Awards -- The aggregate stock holdings (number of shares and value) as of July 8, 1999 are as follows: K. Bruce Lauritsen -- 5,327 shares, $70,587; Edward J. Monaghan -- 3,517 shares, $46,596; James
     R. Richardson -- 3,075 shares, $40,748; Ronald J. Klosterman -- 2,619 shares, $34,706; Thomas D. Burkart -- 2,779 shares, $36,826. Dividends are paid to the employee on restricted shares.

(2)  Not applicable to Plan.


             NOMINATING AND COMPENSATION COMMITTEE REPORT CONCERNING
                    FLEXSTEEL'S EXECUTIVE COMPENSATION POLICY

     The Nominating and Compensation Committee of the Board of Directors is responsible for the establishing of the Company's policy for compensating executives. The Committee is comprised of non-employee directors.

     COMPENSATION PHILOSOPHY -- The fundamental objective of Flexsteel's executive compensation program is to support the achievement of the Company's business objectives and, thereby, the creation of stockholder value. As such, the Company's philosophy is that executive compensation policy and practice should be designed to achieve the following objectives:

     * Align the interests of executives with those of the Company and its stockholders by providing a significant portion of compensation in Company stock.

     * Provide an incentive to executives by tying a meaningful portion of compensation to the achievement of Company financial objectives.

     * Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of Flexsteel by offering competitive total compensation opportunities and providing attractive career opportunities.

     In compensating senior management for its performance, two key measures are considered: return on equity and stock price. At the executive level, overall Company performance is emphasized in an effort to encourage teamwork and cooperation.

     While a significant portion of compensation fluctuates with annual results, the total program is structured to emphasize longer-term performance and sustained growth in stockholder value.

     COMPETITIVE POSITIONING -- The Committee regularly reviews executive compensation levels to ensure that the Company will be able to attract and retain the caliber of executives needed to run the Company and that pay for executives is reasonable and appropriate relative to market practice. In making these evaluations, the Committee annually reviews the result of surveys of executive salary and annual bonus levels among durable goods manufacturers of comparable size. The Committee periodically completes an in-depth analysis of salary, annual bonus, and long-term incentive opportunities among specific competitors assisted by an independent compensation consulting firm. All of the surveyed companies are included in the Household Furniture Index used as the peer group for purposes of the performance graph. While the pay of an individual executive may vary, the Company's Policy is to target aggregate compensation for executives at average competitive levels, provided commensurate performance.

     COMPONENTS OF EXECUTIVE COMPENSATION -- The principal components of Flexsteel's executive compensation program include base salaries, annual cash bonuses, and longer-term incentives using Company stock.

     BASE SALARY -- An individual executive's base salary is based upon the executive's level of responsibility and performance within the Company, as well as competitive rates of pay. The Committee reviews each executive officer's salary annually and makes adjustments, as appropriate, in light of any change in the executive's responsibility, changes in competitive salary levels, and the Company's performance.

     ANNUAL INCENTIVE -- The purpose of the Company's annual incentive program is to provide a direct monetary incentive to executives in the form of annual cash bonus tied to the achievement of performance objectives. For executive officers, the Committee annually sets a targeted return on equity for the coming year, from which minimum and maximum levels are determined. Corresponding incentive award levels, expressed as a percentage of salary, also are set based primarily on an individual's responsibility level. If minimum performance levels are not met, no bonus award is made. After the completion of the year, the Committee ratifies cash bonuses as awarded based principally on the extent to which targeted return on equity has been achieved.

     LONG-TERM INCENTIVES -- Longer-term incentive compensation involves the use of stock under two types of awards: Long-term incentive awards and stock options. Both types of awards are intended to focus executives' attention on the achievement of the Company's longer term performance objectives, to align the executive officers' interests with those of stockholders and to facilitate executives' accumulations of sustained holding of Company stock. The level of award opportunities, as combined under both plans, are intended to be consistent with typical levels of comparable companies and reflect an individual's level of responsibility and performance.

     Long-term incentive awards are paid under the stockholder approved Management Incentive Plan. Awards give executives the opportunity to earn shares of Company stock to the extent that the three-year average return on equity objectives are achieved. As with annual incentives, various levels of performance goals and corresponding compensation amounts are established, with no awards earned if a minimum level is not achieved. Two-thirds of any earned shares are subject to forfeiture provisions tied to the executive's continued service with the Company. This provision is intended to enhance the Company's ability to retain key executives and provide a longer-term performance focus.

     Stock options, as awarded under stockholder approved plans, give executives the opportunity to purchase Flexsteel common stock for a term not to exceed ten years and at a price of no less than the fair market value of Company stock on the date of grant. Executives benefit from stock options only to the extent stock price appreciates after the grant of the option.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER -- The total compensation for Flexsteel's CEO in fiscal year 1999 was established in accordance with the policies discussed above. Mr. Lauritsen's base salary increase reflects market movements in executive salaries. His annual incentive bonus and long-term incentive award were based on the Company's achievement of established target levels for return on equity. Mr. Lauritsen's stock option award was consistent with prior awards and those to other senior executives.

     The Company's current levels of compensation are less than the $l,000,000 level of non-deductibility with respect to Section 162(m) of the Internal Revenue Code.

     This report has been prepared by members of the Compensation and Nominating Committee of the Board of Directors. Members of this Committee are:

             L. Bruce Boylen  Thomas E. Holloran  Marvin M. Stern



                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The current members of Flexsteel's Compensation and Nominating Committee are L. Bruce Boylen, Chairman, Thomas E. Holloran and Marvin M. Stern. No executive officer of Flexsteel served as a director of another entity that had an executive officer serving on Flexsteel's compensation committee. No executive officer of Flexsteel served as a member of the compensation committee of another entity which had an executive officer who served as a director of Flexsteel.



                         SHARE INVESTMENT PERFORMANCE

     The following graph is based upon the SIC Code #251 Household Furniture Index as a peer group. It shows changes over the past five-year period in the value of $100 invested in: (1) Flexsteel's Common Stock; (2) the NASDAQ Market Index; and (3) an industry group of the following: Bassett Furniture Ind., Bush Industries Inc. CL A, Chromcraft Revington Inc., DMI Furniture, Inc., Ethan Allen Interiors, Flexsteel Industries, Inc., Furniture Brands Intl., Industrie Natuzzi S.P.A., Krause's Furniture, Inc., La-Z-Boy Inc., Ladd Furniture Inc., Leggett & Platt Inc., Meadowcraft Inc., O'Sullivan Ind. Hldgs Inc., Pulaski Furniture Corp, Rowe Companies, and Stanley Furniture Inc. This data was furnished by Media General Financial Services. The graph assumes reinvestment of dividends.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS
                     VALUE OF $100 INVESTED ON JUNE 30, 1994


                              [PLOT POINTS CHART]

                       1994      1995       1996       1997        1998        1999
                       ----      ----       ----       ----        ----        ----
Flexsteel              100       77.75      93.17      97.02      120.00      118.65
Furniture Household    100      102.44     125.92     182.16      231.04      241.05
NASDAQ                 100      117.28     147.64     177.85      235.75      330.37

            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Information with respect to directorships held by certain directors of the Company in local financial institutions is set forth in the table under "Proposal I -- Election of Directors," in the column captioned "Principal Occupation and Other Directorships or Employment during the Last Five Years." The Company maintains normal banking relations with the banks named in the table. It is expected that the Company's relationship with these banks will continue in the future.


                                   PROPOSAL II

               PROPOSAL FOR APPROVAL OF THE 1999 STOCK OPTION PLAN

     The Compensation and Nominating Committee, recognizing that insufficient shares are available to provide further grants of stock options under the existing Company plan, advised the Board of Directors that it is in the interest of the Company to continue its longstanding practice of making stock options available to those employees responsible for significant contributions to the Company's business. The Compensation and Nominating Committee believes that the equity stake in the growth and success of the Company afforded by stock options provides such key employees with an incentive to continue to energetically apply their talents within the Company. Accordingly, on September 2, 1999, the Board of Directors, acting on the recommendation of the Compensation and Nominating Committee, unanimously approved the 1999 Stock Option Plan (the "Plan") and directed that it be submitted for consideration and action at the meeting of stockholders.

     The following is a brief but not comprehensive summary of the Plan which continues a practice that began at the Company in 1969. The complete text is attached as Appendix A and reference is made to such Appendix for a complete statement of the provisions of the Plan. The Plan provides for the granting of options to purchase up to 500,000 shares of the Company's Common Stock, to be drawn from authorized but unissued shares and/or from shares acquired by the Company, including on the open market. The number and kind of shares subject to the Plan would be appropriately adjusted in the event of any change in the capital structure of the Company. Stockholders would have no preemptive rights with regard to shares allotted to the Plan. The Plan would be administered by the Company's Compensation and Nominating Committee which is composed of two or more directors who are not employees of the Company. Each member of the Compensation and Nominating Committee must be a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time. No member of the Compensation and Nominating Committee is eligible to receive options under the Plan except automatic formula grants as a director. Participants would be selected by the Compensation and Nominating Committee from among key employees of the Company. Optionees would be selected on the basis of demonstrated ability to contribute substantially to the effective management of the Company. The Compensation and Nominating Committee would determine both the number of optionees and the number of shares to be optioned to any individual under the Plan. The Board of Directors would be able to amend the Plan without further approval by the Stockholders, except insofar as such approval is required by law.

     Under the Plan, nonstatutory stock options are automatically granted to non-employee directors of the Company. Each person who is a non-employee director is granted a nonstatutory 1,000 share option the day after the annual meeting of stockholders of the Company, at an exercise price equal to the fair market value (as defined in the Plan) of the Common Stock on the date of the grant. The option is immediately vested.

     The Plan would enable the Company to grant either "non-qualified options" or "incentive stock options". No options could be granted under the Plan later than December 1, 2009. Options could have an exercise period of up to ten years as determined by the Committee.

     In the event of termination of employment due to death, disability or retirement, the period of time for exercise varies from two (2) to five (5) years. The options would not be transferable, except in the event of death.

     The exercise price per share for each option would be not less than the fair market value on the date of grant. It is provided that payment for the exercise may be made in stock or cash.

     The aggregate fair market value (determined as of the time such option is granted) of the Common Stock for which any employee may have incentive stock options vest in any calendar year may not exceed $100,000.

     Proceeds received from optioned shares will be used for general corporate purposes.

     Under currently applicable provisions of the Internal Revenue Code an optionee will not be deemed to receive any income for Federal tax purposes upon the grant of an option under the Plan, nor will the Company be entitled to a tax deduction at that time. However, upon the exercise of an option the tax consequences are as follows:

          1. Upon the exercise of a non-qualified option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to optionee.

          2. Upon the exercise of an incentive stock option, there is no income recognized by the optionee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a long-term capital gain or loss upon sale, measured as the difference between the option exercise price and the sale price. If either of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. No income tax deduction will be allowed the Company with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above.

     There is no current charge against the Company in connection with the grant of an option or the exercise of an option for cash. The exercise of an option for stock may result in a charge against income.

     Under the Internal Revenue Code, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by the Company or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the rights to exercise an option beyond those provided by its terms.

     The closing price of the Common Stock of the Company on October 13, 1999, based on composite trading data published in the Wall Street Journal, was $13.375 per share.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Meeting will be required for approval of the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 1999 STOCK OPTION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                                  PROPOSAL III

                       APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the stockholders, the Board of Directors has appointed Deloitte & Touche LLP as independent certified public accountants to examine the financial statements of the Company for the fiscal year ending June 30, 2000.

     The Company has been informed by Deloitte & Touche LLP that neither it nor its members nor its associates has any direct, nor any material indirect financial interest in the Company. Management is not aware of any material connection by such firm in the recent past with the Company in any capacity other than as independent auditors. Representatives of Deloitte & Touche LLP are expected to be present during the annual meeting. They are expected to be available to respond to appropriate questions and will have the opportunity to make a statement if they wish.

     Audit services performed by Deloitte & Touche LLP during the fiscal year include examinations of the financial statements of the Company, services related to filings with the Securities and Exchange Commission and consultation on matters related to accounting, taxation and financial reporting. Professional services were reviewed by the Audit Committee and the possible effect on the auditor's independence was considered.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.


PROPOSALS BY STOCKHOLDERS

     Stockholders wishing to have a proposal considered for inclusion in the Company's proxy statement for the 2000 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown herein. It must be received by the Company no later than June 30, 2000.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934 Section

     16(a) requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's Common Stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. To the best of the Company's knowledge, there were no late filings by directors and executive officers during fiscal year 1999.

OTHER MATTERS

     The percentage total number of the outstanding shares represented at each of the last three years stockholders' meetings was as follows: 1996 - 85.7%; 1997 - 88.0%; 1998 - 80.1%.

     The financial statements of the Company contained in the Annual Report to Shareholders for the year ended June 30, 1999, are incorporated herein by reference. Specifically incorporated herein by reference from the 1999 Annual Report to Shareholders, is the Independent Auditors' Report, Management's Discussion and Analysis of Financial Condition and Results of Operations and Selected Quarterly Financial Data.

     UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1999. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT P.O. BOX 877, DUBUQUE, IA 52004-0877.

     The Board of Directors does not know of any other matter which may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the Proxy will vote in accordance with their judgment upon such matters unless a contrary direction is indicated by the Stockholder by his lining or crossing out the authority on the Proxy.

     Stockholders are urged to vote, date, sign and return the Proxy form in the enclosed envelope to which no postage need be affixed if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ R.J. KLOSTERMAN

                                       R.J. KLOSTERMAN
                                       Secretary

Dated: October 27, 1999
       Dubuque, Iowa

                                                                      APPENDIX A


                           FLEXSTEEL INDUSTRIES, INC.
                             1999 STOCK OPTION PLAN


                                    SECTION 1

DEFINITIONS: As used herein, the following terms have the meaning indicated:

"AGREEMENT" means the Option Agreement entered into between the Company and an Optionee.

"BOARD OF DIRECTORS" means the Board of Directors of the Company.

"COMMITTEE" means the members of the Board of Directors appointed to administer the Plan.

"COMPANY" means Flexsteel Industries, Inc.

"DATE OF ADOPTION" means December 9, 1999.

"DATE PLAN APPROVED BY SHAREHOLDERS" means December 9, 1999.

"OPTION" means an Optionee's right to purchase shares of Common Stock of the Company, subject to the terms and conditions of the Plan and Agreement. Options are either Incentive Stock Options or Nonqualified Stock Options.

"OPTIONEE" means an eligible employee who has been designated for participation under the Plan as defined in Section 5(a) or a Non-employee director granted options pursuant to Section 5(e).

"OPTION PERIOD" means the ten-year or lesser period of time during which the Stock Option Agreement allows the Option to be exercised commencing with the date the Option is granted. No Option shall be granted after December 1, 2009.

"NON-EMPLOYEE DIRECTOR" means a director of the Company who has not been an employee of the Company for three years.

"PLAN" means the Flexsteel Industries, Inc. 1999 Stock Option Plan.


                                    SECTION 2

AGGREGATE SHARES UNDER THE PLAN AND PURPOSE:

     (a) The aggregate number of shares which may be issued pursuant to this Plan under Options is 500,000 Common Shares of the Company, subject to adjustments provided for hereafter in Section 4(b).

     (b) The purpose of this Plan is to encourage the growth and success of the Company by providing incentives to motivate, attract and retain employees of competent training, experience and ability to encourage such people to invest in the Common Stock of the Company, thereby increasing their proprietary interest in the business and their personal interest in the Company's continued success and progress. The purpose also is to attract and retain outstanding Non-employee directors by enabling them to participate in Company growth through automatic non-discretionary grants of Options.

     (c) The Plan shall be deemed to have been adopted December 9, 1999, subject to the ratification and approval by shareholders of the Company at the December 9, 1999 Annual Meeting. Options may be granted after the Plan is adopted and before the Plan is approved by shareholders but the Company shall have no obligations of any nature whatsoever to any employee or other person arising out of either this Plan or any Options granted hereunder unless shareholder approval is obtained.

     (d) The Plan will not confer upon any Optionee any right with respect to continuance of employment by the Company, nor a continuing directorship, nor will it interfere in any way with the Company's right to terminate the Optionee's employment at any time with or without cause.

     (e) No Option shall be granted pursuant to the Plan after December 1, 2009.

     (f) The Committee, in its discretion, shall set the length of the time during which each Option may be exercised, except for Non-employee director grants, but in no event shall it be longer than ten years after the date of grant.


                                    SECTION 3

ADMINISTRATION:

     (a) Subject to such orders and resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board of Directors, the Plan shall be administered by, or only in accordance with the recommendation of, a Committee of two or more persons having full authority to act in the matter, all of the members of which Committee are disinterested persons within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

          (1) The Committee shall administer the Plan and accordingly, it shall have full power to grant Options, construe and interpret the Plan, amend and adjust terms of then existing options subject to restrictions of this Plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable and proper.

          (2) The determination of those eligible to receive Options, and the amount, type and timing of each Option and the terms and conditions of the respective Option Agreements shall rest in the sole discretion of the Committee, subject to the provisions of the Plan.

          (3) The Committee may cancel any Options awarded under the Plan if an Optionee conducts himself in a manner which the Committee determines to be inimical to the best interests of the Company and/or accepts employment with a competitor. This provision does not apply to Non-employee director Options.

          (4) The Board, or the Committee, may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any granted Option, in the manner and to the extent it shall deem necessary to carry it into effect.

     None of the Committee members are eligible to receive Options under the Plan while a member of the Committee, except pursuant to Section 5(e).

     (b) All determinations by the Committee shall be made by the affirmative vote of a majority of its members by written consent or by a majority vote, in person or otherwise, of its members at a meeting called for that purpose.

     (c) Each Option shall be evidenced by an Agreement which shall contain the terms and conditions and shall be signed by an Officer of the Company and the Optionee. As a minimum, the Agreement shall state the number of shares of stock under Option, the Option price and the duration of the Option.

     (d) All decisions made by the Committee pursuant to provisions of the Plan or related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all parties, including the Company, shareholders, employees and Optionees.


                                   SECTION 4

SHARES SUBJECT TO THE PLAN:

     (a) Shares to be delivered upon exercise of an Option under the Plan shall be made available at the discretion of the Board of Directors either from authorized but unissued shares of the Company's Common Stock or shares acquired by the Company, including shares purchased in the open market.

     (b) In the event of merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or other change in corporation structure affecting the Company's Common Stock the number of shares of Common Stock available for Options and subject to outstanding Options shall be adjusted proportionately. Similarly, the Option price per share of outstanding Options shall be appropriately adjusted. However, fractional shares may be rounded to the nearest whole share.


                                    SECTION 5

ELIGIBILITY AND PARTICIPATION:

     (a) The persons eligible for participation in the Plan shall be full-time managerial, administrative or professional employees of the Company, Non-employee directors and those other employees who are key to the Company's success. This includes officers, whether or not Directors of the Company. Participation in the Plan shall not be automatic except for Non-employee directors who shall be granted Options in amounts and pursuant to the terms only as provided by Section 5(e) herein and not otherwise.

     (b) Subject to the limitations of the Plan, the Committee shall select the persons to participate in the Plan, determine the number and Option price of shares subject to each Option, and determine the date when each Option shall be granted and the date when each Option shall expire. The date the employee becomes an Optionee is the date of his Agreement with the Company. More than one Option may be granted to the same Optionee and an Optionee may enter into more than one Agreement with the Company.

     (c) No Incentive Stock Option shall be granted to anyone who, immediately after such Option would otherwise be granted, would own stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

     (d) An Option granted to an Optionee under this Plan shall in all events lapse upon expiration of the Option period, if not exercised, lapsed, canceled or otherwise terminated prior thereto. If an Option granted hereunder is not exercised but is canceled, terminated or lapsed, the shares covered by such Option shall become again available for grant by the Committee under this Plan.

     (e) Each person who becomes for the first time a Non-employee director, including by reason of election, appointment or lapse of three (3) years since employment by the

Company (whether or not that person is standing for re-election that year), will receive an immediate one-time Option grant for 2,000 shares. Each Non-employee director will receive a Option grant for 1,000 shares on the first business day following each annual meeting. The following terms and conditions are applicable to each Option. The Option price per share will be equal to one hundred percent (100%) of the fair market value on the date of the Option grant. The Options will have terms of ten years measured from the date of the Option grant. In the event the Optionee ceases to serve as a director the Option may be exercised for a period of five (5) years after the date of cessation unless cessation is caused by reason of disability or death in which case the option may be exercised for a period of two (2) years. In the case of death the Option may be exercised within such period by the estate or heirs of the Optionee. The above exercise periods do not extend the option period as established at time of grant.


                                    SECTION 6

TERM OF THE PLAN AND OPTION PERIOD:

     (a) The Plan shall automatically terminate on December 1, 2009, which is within ten years from the Date of Adoption. No Options shall be granted after the date of such termination. However, the Plan shall remain in effect as to all outstanding Options until the outstanding Options are exercised, canceled, terminated or lapsed.

     (b) Such termination shall not adversely affect Options previously granted.

     (c) Subject to the provisions of the Plan with respect to death, disability, retirement, termination of employment, or otherwise, the maximum period during which each Option shall be exercised shall be fixed by the Committee, except for Non-employee directors, at the time each such Option is granted, but in no event shall it exceed ten years from the date of such grant.


                                    SECTION 7

OTHER PROVISIONS:

     The Committee may grant either Incentive Stock Options or Nonqualified Stock Options to employees. Where an Incentive Stock Option and a Nonqualified Stock Option are awarded by the Committee, such Options shall constitute separate grants and shall clearly be identified as such. In no event will the exercise of one such Option affect the right to exercise the other such Option. If an Incentive Stock Option is awarded, absolutely all terms and conditions making it so must be complied with by the Company and the Optionee.

          (a) OPTION PRICE: The Option price for shares of Common Stock of the Company shall be one hundred percent (100%) of the fair market value of such Common Stock on the date the Option is granted. For the purposes of this Plan, such fair market value shall be determined (i) in case the Common Stock shall not then be listed and traded upon a recognized securities exchange, upon the basis of the mean between the bid and asked quotations for such stock on the date of grant (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on the date of grant, then upon the basis of preceding the date of grant, or (ii) in the case the Common Stock shall then be listed and traded upon a recognized securities exchange, upon the basis of the mean between the highest and lowest selling prices at which shares of the Common Stock were traded on such recognized securities exchange on the date of grant or, if the Common Stock was not traded on said date, upon the basis of the mean of such prices on the date nearest preceding the date of grant, and upon any other factors which the Committee shall deem appropriate.

          (b) MAXIMUM OPTION GRANTS: The aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under all such plans of the Company and its parent and subsidiary corporations, if any) shall not exceed $100,000. Options granted in excess of the applicable statutory limit shall be treated as Nonqualified Stock Options.

          (c) EXERCISE OF OPTIONS: Each Option granted under the Plan shall be exercisable at the Option price set forth in the Agreement, on such date or dates during such Option Period (not exceeding ten years from the date of such grant) and for such number of shares as determined by the Committee and as is set forth in the Agreement with respect to such Option. However, no Option granted hereunder to any employee may be exercised except in the case of death, disability or retirement pursuant to any pension or retirement plan of the Company, until two years of continued employment with the Company has elapsed. Any Optionee desiring to exercise any Option hereunder shall give written notice to the designated financial officer of the Company and include therein full payment for the shares supporting such Option. Full payment of the exercise price including any tax due is to be made in cash or with the consent of the Committee with the stock of the Company or with a combination of both. Notice is only valid when full payment is included therewith.

          (d) TRANSFERABILITY OF OPTIONS: An Option granted under the Plan may not be transferred except by will or the laws of descent and distribution, and during the lifetime of the Optionee shall only be exercisable by the Optionee. The Optionee shall have no interest in the stock subject to Options and shall have no rights until the shares are fully paid for and certificates for such stock are issued to the Optionee.

          (e) PAYMENT FOR SHARES: No shares shall be issued to any Optionee until notice, as defined in Section 7(c) has been given to the Company. Within 45 days after the receipt of said notice to exercise the Option, the Company shall deliver to the Optionee certificates representing all stock purchased thereunder.

          (f) RESTRICTION ON SALE OF SHARES: Any stock received pursuant to the exercise of an Incentive Stock Option which is sold within either: 1) two years from the effective date of the Option grant, or 2) within one year of the effective date of exercise, shall not be afforded the tax treatment of Incentive Stock Options. However, if any Optionee disposes of shares of Common Stock of the Company acquired on the exercise of an Incentive Stock Option by sale or exchange, either: 1) within two years after the date of the Option grant of the Incentive Stock Option under which the stock was acquired, or 2) within one year after the acquisition of such shares, he shall notify the Company of such disposition and of the amount realized upon such disposition.

          (g) If any Option is not granted, exercised or held pursuant to the provisions of this Section, it will be considered to be a Nonqualified Stock Option to the extent that any or all of the Option grant or exercise is in conflict with the above restrictions.


                                    SECTION 8

DEATH, RETIREMENT AND TERMINATION OF EMPLOYMENT:

     Any Option granted to an employee, the period of which has not lapsed or expired, shall terminate at the time of the death of the Optionee to whom the Option was granted or on the retirement or termination for any reason of such Optionee's employment with the Company, and no shares may thereafter be delivered pursuant to such Option, except that:

          (a) within two years after the date of the Optionee's death, during which two year period the Option may be exercised by the Optionee's estate, legal representative, or legatee or such other person designated by an appropriate court as the person entitled to exercise such Option but only to the extent the Optionee was entitled to exercise it at the time of his or her death. The Option must be exercised in the manner provided for in
     Section 7(c).

          (b) within five years after termination of employment by reason of retirement pursuant to any pension or retirement plan of the Company and to the extent the Optionee would have been able to exercise it at the time of such termination. The Option must be exercised in the manner provided for in Section 7(c).

          (c) within two years after termination of employment by reason of disability to the extent the Optionee would have been able to exercise it at the time of such termination. The Option must be exercised in the manner provided for in Section 7(c).

     Nothing in this Section 8 shall extend the option period as established at time of grant.


                                    SECTION 9

AMENDMENT OF THE PLAN:

     The Board of Directors may amend, suspend or discontinue the Plan, but may not, without the approval of the Company's shareholders, make any amendment which would:

          (a) abolish the Committee, change the qualifications of its members, or withdraw the administration of the Plan from its supervision, or permit any person while a member of the Committee to become eligible to participate in the Plan subject to Section 5(e);

          (b) make any material change in the class of eligible employees as defined in the Plan;

          (c) increase the aggregate number of shares for which Options may be granted under the Plan;

          (d) extend the term of the Plan or the maximum Option Period; or

          (e) change the right of any Non-employee director to receive automatic non-discretionary grants of Options under this Plan. The Plan provisions relating to grants to Non-employee directors shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

REQUIREMENTS OF LAW:

     (a) WITHHOLDING TAXES: The Company shall have the right to deduct from all payments under this Plan, in cash, or deduct from payroll wages, an amount necessary to satisfy any federal, state or local withholding tax requirements or otherwise.

     (b) GOVERNING LAW: The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

     (c) AGREEMENT TO COMPLY WITH SECURITIES LAWS AND THE INTERNAL REVENUE CODE:
Before the Company delivers any stock purchased, the following written statement may be required from the Optionee:

          "I agree not to dispose of the shares purchased by me pursuant to the Flexsteel Industries, Inc. 1999 Stock Option Plan, otherwise than in compliance with the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder and all other laws, rules and regulations applicable."

     (d) If any term in this Plan pertaining to Incentive Stock Options does not conform to Section 422 of the Internal Revenue Code of 1986, as amended, those terms will be invalid and taken out of the Plan. However, removal of any invalid terms will not affect the remaining terms of the Plan.

                              [LOGO] FLEXSTEEL(R)
                          AMERICA'S SEATING SPECIALIST





                                 NOTICE OF 1999
                                 ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT

THE FLEXSTEEL INDUSTRIES, INC.       THIS PROXY IS SOLICITED ON BEHALF OF
P.O. BOX 877                         BOARD OF DIRECTORS FOR THE ANNUAL MEETING
DUBUQUE, IOWA 52004-0877             OF STOCKHOLDERS TO BE HELD DECEMBER 9, 1999

     The undersigned, a stockholder of Flexsteel Industries, Inc., hereby appoints E. J. Monaghan and R. J. Klosterman and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Stockholders of Flexsteel Industries, Inc., to be held on Thursday, December 9, 1999 at 3:30 P.M. at The Marquette, 710 Marquette Avenue, Minneapolis, MN 55402, and at any adjournments thereof as follows:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

--------------------------------------------------------------------------------
  Proposal No. 1 -- Election of four (4) Class I Directors (Term Expires at the 2002 Annual Meeting):

     K. BRUCE LAURITSEN   THOMAS E. HOLLORAN  L. BRUCE BOYLEN    JOHN R. EASTER
         (Class I)            (Class I)          (Class I)           (Class I)

  [ ] FOR all Nominees   [ ] WITHHELD from all   [ ] WITHHELD from the following
      (Except as marked to   Nominees                only: (Write name(s) below)
      the contrary)
                                                     ---------------------------

                                                     ---------------------------
--------------------------------------------------------------------------------
  Proposal No. 2 -- Approval of the 1999 Stock Option Plan:

                                   [ ] FOR       [ ] AGAINST      [ ] ABSTAIN
--------------------------------------------------------------------------------
  Proposal No. 3 -- Appointment of Deloitte & Touche LLP as Independent Auditors
                    for the ensuing fiscal year:

                                   [ ] FOR       [ ] AGAINST      [ ] ABSTAIN
--------------------------------------------------------------------------------
  In their discretion to vote upon such other business as may properly come before the meeting, or any adjournments thereof, UNLESS THE STOCKHOLDER LINES OR CROSSES OUT THIS AUTHORITY.
--------------------------------------------------------------------------------
     (IMPORTANT: continued, and to be signed and dated, on the reverse side)

                                                     (CONTINUED FROM OTHER SIDE)

    The Undersigned hereby revokes any proxy or proxies to vote such shares heretofore given.

          PLEASE VOTE, DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE.

                                   Dated ________________________________, 1999.


                                   ---------------------------------------------
                                                  (Signature)

                                   ---------------------------------------------
                                     Signature of stockholder shall correspond
                                   exactly with the name appearing hereon.
                                      If a joint account, each owner must sign.
                                   When signing as attorney, executor,
                                   administrator, trustee, guardian or corporate official, give your full title as such.

This proxy when properly executed will be voted in the manner directed hereon by the above signed stockholder. If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3, and the grant of authority to vote upon such other business as may properly come before the meeting or any adjournments thereof will not be crossed out.

                        FLEXSTEEL INDUSTRIES INCORPORATED

                                                                   ANNUAL REPORT
                                                 FISCAL YEAR ENDED JUNE 30, 1999

                                                       IMPACT FOR THE MILLENNIUM

[PHOTO OF FURNITURE]

[COMPANY LOGO]

                              FINANCIAL HIGHLIGHTS

[AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA]

Year Ended June 30,                1999        1998        1997
                                 --------    --------    --------
  Net Sales .................    $260,519    $236,125    $219,427
  Operating Income ..........      15,398       9,868       7,888
  Income Before Income Taxes       16,217      11,527       9,473
  Net Income ................      10,317       7,602       6,048

Per Share of Common Stock:
  Average Shares Outstanding:
    Basic ...................       6,775       6,959       7,024
    Diluted .................       6,850       7,035       7,072

  Earnings: (1)
    Basic ...................        1.52        1.09        0.86
    Diluted .................        1.51        1.08        0.86

  Cash Dividends ............        0.48        0.48        0.48

At June 30,
  Working Capital ...........      50,210      50,549      44,357
  Net Plant and Equipment ...      25,912      23,096      26,214
  Total Assets ..............     112,684     104,673      99,173
  Shareholders' Equity ......      81,166      78,080      75,238
(1) The earnings per share amounts for 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE.

                                FLEXSTEEL PROFILE

      Begun over a century ago as a midwestern maker of upholstered furniture, Flexsteel is a national presence in the seating industry, utilizing the unitized seat spring which gave the company its name.
      As Flexsteel furniture began to develop a national reputation for quality, the company linked its network of factories with its own fleet of trucks, and direct-to-dealer delivery was soon a Flexsteel hallmark. At the same time, they combined their metal and tailoring expertise to develop fine seating for recreational vehicles. Soon interior designers turned to Flexsteel for large installations, and the company's contract division was born. Today Flexsteel is found in homes, hotels, hospitals, on the road and on the water.

                                  [BAR CHART]

               NET           EARNINGS        BOOK VALUE            RETURN ON
              SALES          PER SHARE       PER SHARE           COMMON EQUITY
              -----          ---------       ----------          -------------
1999      $260,519,000        $1.52            $12.50                13.2%
1998       236,125,000         1.09             11.49                10.1
1997       219,427,000          .86             10.86                 8.2
1996       205,008,000          .63             10.45                 6.1
1995       208,432,000          .73             10.26                 7.3
1994       195,388,000          .95              9.96                10.0
1993       177,271,000          .87              9.57                 9.6
1992       157,916,000          .24              9.17                 2.6
1991       145,566,000          .27              9.34                 2.8
1990       173,547,000          .90              9.66                 9.7


[PHOTO]
[CAPTION: FRONT COVER AND LEFT: A HIT AT RECENT SHOWS AND WITH FLEXSTEEL DEALERS IS THE CONVERSATION SOFA, SUCCESSOR TO THE CRESCENT SOFA. TYPICAL OF TODAY'S ECLECTIC LIFE STYLES IS THE HARMONIZING OF SUCH ELEMENTS AS THE LUSH CHENILLE ON THIS SOFA WITH A LOUNGE CHAIR IN EVER-POPULAR LEATHER. THE GLASS-AND-METAL TABLES COMPLETE THE FRESH UPSCALE SETTING.]

[COMPANY LOGO]

IMPACT FOR THE MILLENNIUM

[PHOTO]
[CAPTION: K. BRUCE LAURITSEN, (L) PRESIDENT & CHIEF EXECUTIVE OFFICER, AND JOHN
R. EASTER, CHAIRMAN OF THE BOARD OF FLEXSTEEL INDUSTRIES]

                               TO OUR SHAREHOLDERS

      Sales for the fiscal year ended June 30, 1999, were $260,519,000, an increase of 10% over revenues of $236,125,000 in the previous fiscal year. Net earnings were $10,317,000 or $1.51 per share (diluted), an increase of 39% over earnings of $7,602,000 or $1.08 per share (diluted) in the last fiscal year. We are very proud of the contributions of management and associates which have made these records possible.

                       HIGHLIGHTS IN RESIDENTIAL FURNITURE

      Our furniture has never looked better. Sales increased 9%, with growth in all areas including independent dealers, national and regional chains and, most importantly, Flexsteel Galleries and Comfort Seating Showrooms.
      Imaginative, attractive innovations in style, comfort, and the use of fabrics draw more customers to Flexsteel every year. We continually study market needs and trends, matching new ideas to the desires of our customers. Leather is still enormously popular, and our new Leather Express program (CENTER PHOTO) assures delivery in two to three weeks.
      We recently added 100,000 square feet of production capacity to our plant in Dublin, Georgia, which will help sustain our focused growth in reclining furniture and recliners.
      During the past year we added 10 new Comfort Seating Showrooms and 21 new Flexsteel Galleries. In addition to being admirable showcases for Flexsteel, these specialized stores provide a pleasant shopping experience and custom-order choice for the consumer, with an emphasis on quality that cannot be achieved in more price-competitive standardized units.

                   HIGHLIGHTS IN RECREATIONAL VEHICLE SEATING

      It was another record year with excellent performance in this important market. As in the residential market, style and comfort contribute to our growth in the market share for motor home and towable trailer seating. Working closely with customers, we've produced such innovations as a new fold-over van bed, and, for motor homes, power footrests and ultra-luxurious sofas.
      Though the market for van conversions seems to have stabilized, our business still increased over the prior year. The benefits from the 1997 acquisition of Dygert Seating are being realized in broader product coverage. Sales in all three of these markets -- vans, towables and motor homes -- remain strong, and the demographics for future growth are encouraging. In addition, our expertise and reputation have opened new doors for us in the market for seating in yachts and high-end boats. Here again, our ability to listen and identify customer needs has helped propel our continuing innovation and diversification.

[PHOTO]
[CAPTION: THIS HANDSOME GROUPING IS ONE OF SIX AVAILABLE FROM OUR
HIGHLY-SUCCESSFUL LEATHER EXPRESS PROGRAM. THE CUSTOMER CAN CHOOSE FROM A SELECTION OF LEATHERS, PREVIOUSLY CUT-AND-SEWN, AND RECEIVE SHIPMENT IN 2 TO 3 WEEKS. IN THIS GROUP, THE COMBINATION OF LEATHER AND FABRIC IS ESPECIALLY EFFECTIVE IN A LODGE-LIKE SETTING.]

                        HIGHLIGHTS IN COMMERCIAL SEATING

      A five-year growth in the hospitality and health care markets has contributed to strong sales through the first three quarters of our fiscal year. While these industries may be taking a momentary breather, we are preparing for future growth by moving contract design and development to Dubuque under seasoned Flexsteel management, increasing our capacity, and speeding responsiveness to the hospitality design community.
      We are also developing exciting new products especially for these markets, such as chairs for Alzheimer's patients and day beds which can be free-standing or integrated into case goods for hotel properties. We are working to increase our market share and are optimistic about our opportunities for growth in both the health care and the hospitality industries.

                           TELLING THE FLEXSTEEL STORY

      Some of the newest Flexsteel designs will be featured not only in national advertising but also in feature stories in consumer magazines. Our Web site continues to draw interest: hits have increased over 100% in the past year. Our dealers are pleased with our new fleet identification program, highlighting the Flexsteel image, for their delivery trucks. See page 4.

                                PASSING THE BATON

      This year saw the retirement from your board of two men who spent decades directing Flexsteel toward its present success. We are indebted to Jack Crahan for his many insights, including Flexsteel's introduction to the important vehicle seating market; and to Art Richardson for the marketing vision which has helped Flexsteel grow from a regional maker of furniture to a nationally-distributed, multi-million dollar company.
      As Jack Crahan retired, long-time board member John Easter was elected Chairman of the Board. The Board also welcomed two new members: Lynn J. Davis, a long-time executive in the communications industry with experience in marketing, manufacturing, and operations; and Marvin M. Stern, a 35-year veteran of retailing.

                         OUTLOOK FOR THE NEW MILLENNIUM

      Positive growth signs still mark the economy: low inflation, high employment, and reasonable interest rates. With sales of both new and existing homes remaining strong, the outlook for home furnishings sales remains excellent. We expect to add 7 new Comfort Seating Showrooms and 30 new Flexsteel Galleries in the coming year.
      We expect our exceptional sales growth to continue in residential furniture, especially leather, in seating for recreational vehicles, and in our commercial contracts, all supported not only by high consumer confidence but also by the Flexsteel name for excellence. Add the continuing enthusiasm of Flexsteel management, sales personnel and associates, and the outlook for increasing the value of your company is excellent.

                                        /s/K. Bruce Lauritsen
                                        K. BRUCE LAURITSEN
                                        PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER

                                        /s/John Easter
                                        JOHN EASTER
                                        CHAIRMAN OF THE BOARD

[PHOTO]
[CAPTION: COMFORT SEATING SHOWROOMS ARE IDEALLY SUITED FOR HIGH-DENSITY METROPOLITAN AREAS. ATTRACTIVE INTERIORS INCLUDE LIGHTING AND CARPETS SPECIALLY DESIGNED TO DISPLAY THE FULL FLEXSTEEL LINE, CREATE A PLEASING SHOPPING EXPERIENCE, AND INCREASE DEALERS' SALES.]

IMPACT FOR THE MILLENNIUM

COMFORT
WITH STYLE

      Styling at Flexsteel is more exciting than ever, with our 1999 styles drawing highly favorable comment and exceptional sales response. With new collections such as the West Indies group, new styling such as our "conversation sofas" and new offerings in fabrics and accessories, dealers are drawing more Flexsteel customers into their showrooms.
      The conversation sofa is this year's conversation piece, and we have added this shape to five of our most popular styles, including two leather designs. Leather is still high in consumer popularity and our new Leather Express program speeds the customer's selection to her in two to three weeks. By marrying certain frames to previously cut-and-sewn leather, we give custom styling but with extra-fast delivery.
      Our Starkville, MS, plant, is making complete exposed-wood groups with matching tables in many popular styles, including Mission. A highlight this year is our West Indies group (CENTER PHOTO) which has struck a chord for its casualness touched with a suggestion of the exotic. This group has great potential with its matching game table and entertainment center.
      We also import handsome accent tables to enhance many groups. These tables are popular with dealers and home owners alike; they help the consumer complete a room, and help the dealer complete a sale.
      Flexsteel designers continually evolve styles as consumer preferences change. Because today's customer is more likely to prefer a living-room look in a recliner, we offer more upscale, wing-chair recliner styles. Our "Season's Best" sofa promotion offers fabrics especially selected for regional suitability and tastes.

                       COMFORT AND QUALITY: NOT NEGOTIABLE

      Today's furniture shopper is well educated about quality, and Flexsteel has built-in appeal for her with our century-old reputation for quality and our famous lifetime-warranted seat spring.

      Flexsteel's quality means that comfort is a given. We chose the name Comfort Seating Showroom for this proven way for dealers to showcase the complete Flexsteel line because beauty in home fashions is meaningless without Flexsteel comfort and quality. There are now 17 such Showrooms across the nation, some free-standing and others integrated into the dealer's existing installation. Many more are planned, for they have proven to be highly effective in increasing dealer's sales per square foot.

[PHOTO]
[PHOTO]
[PHOTO]
[PHOTO]
[CAPTION: UNIQUE PLANTATION STYLING IN OUR "WEST INDIES" GROUP (CENTER) INCLUDES COORDINATED TABLES. COTTAGE STYLING (TOP) CONTINUES IN POPULARITY. A CHARISMA(R) CHAIR (FAR LEFT) IS PETITELY SCALED, WHILE THE DROP-LEAF COFFEE TABLE (LEFT) INCLUDES STORAGE DRAWERS.]

                                                       IMPACT FOR THE MILLENNIUM

                                                                        VALUE OF
                                                                        AN IMAGE


      Our customers are not limited to buyers of home furnishings. Flexsteel's reputation for seating with quality, style and comfort has made Flexsteel a natural choice for commercial installations such as the health care and hospitality industries. Added to this is Flexsteel's expertise in metal gained by years of making the famous Flexsteel seat spring, highly important to our leadership as a natural source for seating for recreational vehicles.
      We use every modern technique to publicize information about Flexsteel. Visits to our Web site have more than doubled this year. Here customers can learn not only of the various Flexsteel lines, but also of current promotions at Comfort Seating Showrooms or Flexsteel Galleries. Nearly half of Web site audiences are our target audience -- women over 18 years of age.
      THE LADIES HOME JOURNAL chose Flexsteel for its upholstered furniture in its 1999 Model Home for the National Builders' Show, and featured us in two issues. We expect eight to ten other feature stories during the year, and plan full-page ads in four major consumer magazines.
      Changing demographics affect both our presentations and our sales. Our population is older and more aware of quality standards, while the younger professional couple is also quality-savvy and an ideal customer for Flexsteel.
      Our new Fleet Identification Program has been a hit with dealers. This program provides the dealer with everything necessary to add a four-color graphic, highlighting Flexsteel, on the dealer's delivery vehicles. Images are similar to those used on our delivery trailers (CENTER PHOTO). Typically, an in-town vehicle garners sixteen million impressions annually -- at a cost far less than any other advertising medium.

                               CUSTOMER RELATIONS

      With the Flexsteel reputation for quality goes a reputation for service. Our dealer program goes far beyond furnishing materials for creating ads, including vast catalogs of CD images. Retailing experts work with Gallery and Comfort Seating dealers, and our sales personnel are intimately familiar with dealer's needs and preferences.
      In recreational vehicle seating, and in contract furnishings, close customer relations are essential; in the former we work not only with design and comfort elements, but also government-mandated safety standards. In the latter, we must integrate designers' specifications of fabrics and finishes into both factory and customer's schedules. All help buttress our reputation for thoughtful customer service.

[PHOTO]
[PHOTO]
[PHOTO]
[PHOTO]
[CAPTION: SOME TRAVELERS WILL VACATION IN THIS LUXURIOUS FLEETWOOD MOTOR HOME WITH COMFORTABLE SEATING BY FLEXSTEEL (TOP). MOTORISTS ACROSS THE NATION WILL SEE STRIKING NEW FOUR-COLOR GRAPHICS ON FLEXSTEEL TRUCKS (CENTER). HANDSOME NEW FLEXSTEEL RECLINERS WITH UPSCALE DESIGNS ARE POPULAR (RIGHT); FULL-PAGE ADS IN POPULAR MAGAZINES FEATURE BEAUTIFUL FLEXSTEEL (FAR RIGHT).]

IMPACT FOR THE MILLENNIUM

CHALLENGES OF
A DIGITAL AGE

      Creating a crafted product such as upholstered furniture in an age of computerized automation presents unique challenges. Though one of the first to embrace computerized solutions, we have maintained our dedication to the personalized craftsmanship which is integral to Flexsteel quality.
      Modern communications assist with scheduling, customer relations, order taking, and shipping. CAD systems include three-dimensional design capabilities. Our Gerber cutting machines are now supplemented with single-ply cutters. These cutters can quickly lay out and cut fabric for a single chair or sofa, with perfect matching and minimum waste. Better frames are made using CNC routers, while increasing yields of precious raw materials.
      Vertical integration at Flexsteel gives the company a vital synergy between our various seating businesses, as our metal-working expertise meshes with a century of experience in residential seating. In recreational vehicle seating, for example, we not only create beautiful interiors but also meet or exceed all requirements of the Federal Motor Vehicle Safety Standards. Our nationwide network of factories is so planned that production can be shifted from one plant to another as conditions warrant.

                          GOALS FOR THE NEW MILLENNIUM

      The new millennium will see Flexsteel teams intensify their focus on understanding and meeting the needs of home owners and all our customers.
      We continue to develop new ways to reduce lead times in all markets. Designs for recreational vehicles must mesh with automotive model years, while contract interiors must take into consideration individualized finish and fabric specifications. Our creativity, our vertical integration, and our long-term financial stability are assets in our relations with these industries.
      The Flexsteel name is an important asset, and we plan to emphasize brand-name marketing through 23 Comfort Seating Showrooms and 235 Flexsteel Galleries. Knowing the needs of our customers is vital to our success in the coming years. We will continue to listen, to study their needs, to refine our displays and maximize sales per square foot, and to expand the number of exquisite fabrics which we market exclusively to Gallery and Showroom dealers.
      We expect our new millennium to be an exciting one, as we give our customers more beautiful Flexsteel furniture than ever, at the same time enjoying the satisfaction of continued solid growth in all our markets.

[PHOTO]
[PHOTO]
[PHOTO]
[CAPTION: A REASSURING VISTA OF COMFORT GREETS PATIENTS AT THE MEDICAL ASSOCIATES' CLINIC IN DUBUQUE, IOWA, (CENTER). SEATING BY FLEXSTEEL'S COMMERCIAL SEATING DIVISION, WHOSE CONVERTIBLE DAYBED (TOP AND LEFT) HAS BEEN INSTALLED IN A NUMBER OF HOTELS.]

[LOGO]

FLEXSTEEL INDUSTRIES, INC.
FIVE YEAR REVIEW

[ALL AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA]

Year Ended June 30,

                                              1999         1998         1997         1996         1995
                                              ----         ----         ----         ----         ----
                                                                         (1)
SUMMARY OF OPERATIONS

  Net Sales ............................    $260,519     $236,125     $219,427     $205,008     $208,432
  Cost of Sales ........................     200,965      185,345      173,088      161,451      164,231
  Operating Income .....................      15,398        9,868        7,888        6,362        7,509
  Interest and Other Income ............       1,134        2,015        1,931        1,132          924
  Interest and Other Expense ...........         315          356          345          358          372
  Income Before Income Taxes ...........      16,217       11,527        9,473        7,052        8,111
  Income Taxes .........................       5,900        3,925        3,425        2,550        2,900
  Net Income (2) (3) (4) ...............      10,317        7,602        6,048        4,502        5,211
  Earnings per Common Share: (2) (3) (4)
     Basic .............................        1.52         1.09         0.86         0.63         0.73
     Diluted ...........................        1.51         1.08         0.86         0.63         0.72
  Cash Dividends per Common Share ......        0.48         0.48         0.48         0.48         0.48

STATISTICAL SUMMARY

  Average Common Shares Outstanding:
     Basic .............................       6,775        6,959        7,024        7,172        7,178
     Diluted ...........................       6,850        7,035        7,072        7,188        7,205
  Book Value per Common Share ..........       12.50        11.49        10.86        10.45        10.26
  Total Assets .........................     112,684      104,673       99,173       95,874       96,271
  Property, Plant and Equipment, net ...      25,912       23,096       26,214       23,046       24,376
  Capital Expenditures .................       8,398        2,392        5,273        3,298        9,948
  Working Capital ......................      50,210       50,549       44,357       47,376       46,272
  Long-Term Debt .......................           0            0            0           35           70
  Shareholders' Equity .................      81,166       78,080       75,238       74,147       73,824

SELECTED RATIOS

  Net Income as Percent of Sales .......         4.0%         3.2%         2.8%         2.2%         2.5%
  Current Ratio ........................    2.8 TO 1     3.1 to 1     3.1 to 1     3.5 to 1     3.4 to 1
  Return on Ending Common Equity .......        12.7%         9.7%         8.0%         6.1%         7.1%
  Return on Beginning Common Equity ....        13.2%        10.1%         8.2%         6.1%         7.3%
  Average Number of Employees ..........       2,400        2,330        2,320        2,230        2,375


(1) On March 18, 1997, the Company acquired certain assets of Dygert Seating, Inc., and the related production facilities in Elkhart, Indiana, for $6,934,000.
(2) 1997 income and per share amounts reflect a gain on the sale of the Sweetwater, Tennessee facility of approximately $350,000 (net of income taxes) or $0.05 per share.
(3) 1998 income and per share amounts reflect a non-taxable gain from life insurance proceeds of approximately $720,000 or $0.10 per share.
(4) The earnings per share amounts for 1997, 1996, and 1995 have been restated to comply with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE.

[LOGO]

FLEXSTEEL INDUSTRIES, INC.
REPORTS OF AUDITOR'S AND MANAGEMENT

INDEPENDENT AUDITOR'S REPORT

TO THE SHAREHOLDERS OF FLEXSTEEL INDUSTRIES, INC.:

      We have audited the accompanying balance sheets of Flexsteel Industries, Inc. (the Company) as of June 30, 1999 and 1998, and the related statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flexsteel Industries, Inc. as of June 30, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

                                        DELOITTE & TOUCHE LLP

                                        MINNEAPOLIS, MINNESOTA
                                        AUGUST 5, 1999


REPORT OF MANAGEMENT

TO THE SHAREHOLDERS OF FLEXSTEEL INDUSTRIES, INC.:

      Management is responsible for the financial and operating information contained in this Annual Report, including the financial statements covered by the report of Deloitte & Touche LLP, our independent auditors. The statements were prepared in conformity with generally accepted accounting principles and include amounts based on estimates and judgments of management.
      The Company maintains a system of internal controls to provide reasonable assurance that the books and records reflect the authorized transactions of the Company. There are limits inherent in all systems of internal control because their cost should not exceed the benefits derived. The Company believes its system of internal controls and internal audit functions balance the cost/benefit relationship.
      The Audit & Ethics Committee of the Board of Directors, composed solely of outside directors, annually recommends to the Board of Directors the appointment of the independent auditors that are engaged to audit the financial statements of the Company and to express an opinion thereon. The Audit & Ethics Committee meets periodically with the independent auditors to review financial reports, accounting and auditing practices and controls.

                                                              K. BRUCE LAURITSEN
                                                                       PRESIDENT
                                                         CHIEF EXECUTIVE OFFICER

                                                            RONALD J. KLOSTERMAN
                                                         VICE PRESIDENT, FINANCE
                                                         CHIEF FINANCIAL OFFICER
                                                                       SECRETARY

[LOGO]

FLEXSTEEL INDUSTRIES, INC.
BALANCE SHEETS

                                                                          JUNE 30,
                                                                ----------------------------
                                                                    1999            1998
                                                                ------------    ------------
ASSETS

 CURRENT ASSETS:
  Cash and cash equivalents ................................    $  4,886,038    $  5,464,261
  Investments ..............................................       8,967,197       9,877,784
  Trade receivables - less allowance for doubtful
    accounts: 1999, $2,503,000; 1998, $2,198,000 ...........      31,149,416      28,722,752
  Inventories ..............................................      29,503,209      26,607,296
  Deferred income taxes ....................................       3,700,000       2,785,000
  Other ....................................................         461,406         632,730
                                                                ------------    ------------
      Total current assets .................................      78,667,266      74,089,823
PROPERTY, PLANT AND EQUIPMENT, net .........................      25,912,432      23,095,589
OTHER ASSETS ...............................................       8,103,997       7,487,729
                                                                ------------    ------------
                           TOTAL ...........................    $112,683,695    $104,673,141
                                                                ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable - trade .................................    $  7,076,729    $  5,792,708
  Accrued liabilities:
    Payroll and related items ..............................       6,735,108       5,448,032
    Insurance ..............................................       6,688,060       5,834,895
    Other accruals .........................................       6,332,412       4,515,177
  Industrial revenue bonds payable .........................       1,625,000       1,950,000
                                                                ------------    ------------
        Total current liabilities ..........................      28,457,309      23,540,812
DEFERRED COMPENSATION ......................................       3,060,670       3,052,525
                                                                ------------    ------------
        Total liabilities ..................................      31,517,979      26,593,337
                                                                ------------    ------------
SHAREHOLDERS' EQUITY:
  Common stock - $1 par value; authorized 15,000,000 shares;
    issued 1999, 6,491,840 shares; 1998, 6,794,730 shares ..       6,491,840       6,794,730
  Retained earnings ........................................      73,718,238      70,450,282
  Unrealized investment gain ...............................         955,638         834,792
                                                                ------------    ------------
              Total shareholders' equity ...................      81,165,716      78,079,804
                                                                ------------    ------------
                           TOTAL ...........................    $112,683,695    $104,673,141
                                                                ============    ============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

[LOGO]

FLEXSTEEL INDUSTRIES, INC.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

STATEMENTS OF INCOME

                                                                     FOR THE YEARS ENDED JUNE 30,
                                                          -------------------------------------------------
                                                              1999              1998              1997
                                                          -------------     -------------     -------------

NET SALES ............................................    $ 260,519,459     $ 236,125,280     $ 219,426,736
COST OF GOODS SOLD ...................................      200,965,199       185,345,398       173,088,406
                                                          -------------     -------------     -------------
GROSS MARGIN .........................................       59,554,260        50,779,882        46,338,330
SELLING, GENERAL AND ADMINISTRATIVE ..................       44,156,199        40,911,581        38,450,275
                                                          -------------     -------------     -------------
OPERATING INCOME .....................................       15,398,061         9,868,301         7,888,055
                                                          -------------     -------------     -------------
OTHER:
  Interest and other income ..........................        1,133,814         2,014,982         1,930,527
  Interest and other expense .........................         (315,289)         (356,066)         (345,148)
                                                          -------------     -------------     -------------
    Total ............................................          818,525         1,658,916         1,585,379
                                                          -------------     -------------     -------------
INCOME BEFORE INCOME TAXES ...........................       16,216,586        11,527,217         9,473,434
PROVISION FOR INCOME TAXES ...........................        5,900,000         3,925,000         3,425,000
                                                          -------------     -------------     -------------
NET INCOME ...........................................    $  10,316,586     $   7,602,217     $   6,048,434
                                                          =============     =============     =============

AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING:
    BASIC ............................................        6,774,996         6,959,310         7,024,021
                                                          =============     =============     =============
    DILUTED ..........................................        6,850,115         7,035,158         7,071,895
                                                          =============     =============     =============

EARNINGS PER SHARE OF COMMON STOCK:
    BASIC ............................................    $        1.52     $        1.09     $        0.86
                                                          =============     =============     =============
    DILUTED ..........................................    $        1.51     $        1.08     $        0.86
                                                          =============     =============     =============

STATEMENTS OF COMPREHENSIVE INCOME

                                                                     FOR THE YEARS ENDED JUNE 30,
                                                          -------------------------------------------------
                                                              1999              1998              1997
                                                          -------------     -------------     -------------

NET INCOME ...........................................    $  10,316,586     $   7,602,217     $   6,048,434
                                                          -------------     -------------     -------------
OTHER COMPREHENSIVE INCOME, BEFORE TAX:
  Unrealized gains (losses) on securities arising
    during period ....................................           (1,575)          736,051           643,123
  Less: reclassification adjustment for (gains) losses
    included in net income ...........................          192,338          (313,294)         (121,123)
                                                          -------------     -------------     -------------
Other comprehensive income, before tax ...............          190,763           422,757           522,000
                                                          -------------     -------------     -------------
INCOME TAX BENEFIT (EXPENSE):
Income tax benefit (expense) related to securities
  (gains) losses arising during period ...............              577          (257,618)         (235,811)
Income tax benefit (expense) related to securities
  reclassification adjustment ........................          (70,494)          109,653            44,411
                                                          -------------     -------------     -------------
Income tax expense related to other
  comprehensive income ...............................          (69,917)         (147,965)         (191,400)
                                                          -------------     -------------     -------------
OTHER COMPREHENSIVE INCOME, NET OF TAX ...............          120,846           274,792           330,600
                                                          -------------     -------------     -------------
COMPREHENSIVE INCOME .................................    $  10,437,432     $   7,877,009     $   6,379,034
                                                          =============     =============     =============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

[LOGO]

FLEXSTEEL INDUSTRIES, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                    COMMON STOCK               ADDITIONAL                       UNREALIZED
                                    ------------                PAID-IN          RETAINED       INVESTMENT
                               SHARES         PAR VALUE         CAPITAL          EARNINGS       GAIN (LOSS)         TOTAL
                            ------------     ------------     ------------     ------------     ------------     ------------
Balance at June 30, 1996       7,095,044     $  7,095,044     $    556,632     $ 66,266,325     $    229,400     $ 74,147,401
Purchase of
   Company Stock .......        (186,345)        (186,345)        (722,573)      (1,212,626)                       (2,121,544)
Issuance of
   Company Stock .......          18,611           18,611          165,941                                            184,552
Investment Valuation
   Adjustment ..........                                                                             330,600          330,600
Cash Dividends .........                                                         (3,351,414)                       (3,351,414)
Net Income .............                                                          6,048,434                         6,048,434
                            ------------     ------------     ------------     ------------     ------------     ------------
Balance at June 30, 1997       6,927,310        6,927,310                0       67,750,719          560,000       75,238,029
Purchase of
   Company Stock .......        (176,489)        (176,489)        (470,508)      (1,581,978)                       (2,228,975)
Issuance of
   Company Stock .......          43,909           43,909          470,508                                            514,417
Investment Valuation
   Adjustment ..........                                                                             274,792          274,792
Cash Dividends .........                                                         (3,320,676)                       (3,320,676)
Net Income .............                                                          7,602,217                         7,602,217
                            ------------     ------------     ------------     ------------     ------------     ------------
Balance at June 30, 1998       6,794,730        6,794,730                0       70,450,282          834,792       78,079,804
Purchase of
  Company Stock ........        (364,092)        (364,092)        (550,258)      (3,810,916)                       (4,725,266)
Issuance of
  Company Stock ........          61,202           61,202          550,258                                            611,460
Investment Valuation
  Adjustments ..........                                                                             120,846          120,846
Cash Dividends .........                                                         (3,237,714)                       (3,237,714)
Net Income .............                                                         10,316,586                        10,316,586
                            ------------     ------------     ------------     ------------     ------------     ------------
Balance at June 30, 1999       6,491,840     $  6,491,840     $          0     $ 73,718,238     $    955,638     $ 81,165,716
                            ============     ============     ============     ============     ============     ============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

[LOGO]

FLEXSTEEL INDUSTRIES, INC.
STATEMENTS OF CASH FLOWS

                                                                           FOR THE YEARS ENDED JUNE 30,
                                                                  ----------------------------------------------
                                                                      1999             1998             1997
                                                                  ------------     ------------     ------------
OPERATING ACTIVITIES:

Net income ...................................................    $ 10,316,586     $  7,602,217     $  6,048,434
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
   Depreciation ..............................................       5,358,482        5,400,025        5,129,246
   (Gain) Loss on disposition of capital assets ..............         134,235            7,106         (646,050)
   Trade receivables .........................................      (2,426,664)      (3,373,811)         688,561
   Inventories ...............................................      (2,895,913)         378,258          637,112
   Other current assets ......................................         171,324          173,387          256,487
   Other assets ..............................................        (616,268)         223,450         (980,666)
   Accounts payable - trade ..................................       1,284,021        1,947,346          271,130
   Accrued liabilities .......................................       3,957,476        1,063,236        2,222,184
   Deferred compensation .....................................           8,145            8,107           74,571
   Deferred income taxes .....................................        (915,000)        (165,000)        (610,000)
                                                                  ------------     ------------     ------------
Net cash provided by
   operating activities ......................................      14,376,424       13,264,321       13,091,009
                                                                  ------------     ------------     ------------

INVESTING ACTIVITIES:

   Payment for purchase of business assets ...................                                        (6,933,951)
   Purchases of investments ..................................      (3,750,686)      (7,231,401)      (1,517,439)
   Proceeds from sales of investments ........................       4,782,119        2,669,563        5,747,488
   Proceeds from sales of capital assets .....................          88,927          104,050        1,112,201
   Capital expenditures ......................................      (8,398,487)      (2,392,365)      (5,273,317)
                                                                  ------------     ------------     ------------
Net cash used in investing activities ........................      (7,278,127)      (6,850,153)      (6,865,018)
                                                                  ------------     ------------     ------------

FINANCING ACTIVITIES:

   Repayment of borrowings ...................................        (325,000)        (360,000)        (360,000)
   Payment of dividends ($0.48 per share) ....................      (3,237,714)      (3,320,676)      (3,351,414)
   Proceeds from issuance of common stock ....................         611,460          514,417          184,552
   Repurchase of common stock ................................      (4,725,266)      (2,228,975)      (2,121,544)
                                                                  ------------     ------------     ------------
Net cash used in financing activities ........................      (7,676,520)      (5,395,234)      (5,648,406)
                                                                  ------------     ------------     ------------

Increase (decrease) in cash and cash equivalents .............        (578,223)       1,018,934          577,585
Cash and cash equivalents at beginning of year ...............       5,464,261        4,445,327        3,867,742
                                                                  ------------     ------------     ------------
Cash and cash equivalents at end of year .....................    $  4,886,038     $  5,464,261     $  4,445,327
                                                                  ============     ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:
     Interest ................................................    $     70,000     $     90,000     $    103,000
     Income taxes ............................................    $  5,644,000     $  4,405,000     $  3,640,000

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

[LOGO]

FLEXSTEEL INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

   DESCRIPTION OF BUSINESS - Flexsteel Industries, Inc. (the Company) manufactures a broad line of quality upholstered furniture for residential, recreational vehicle and commercial seating use. Products include sofas, love seats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, and convertible bedding units. The Company's products are sold primarily throughout the United States and Canada, by the Company's internal sales force and various independent representatives.

   USE OF ESTIMATES - the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   FAIR VALUE - the Company's cash, accounts receivable, accounts payable, accrued liabilities and other liabilities are carried at amounts which reasonably approximate their fair value due to their short-term nature. Fair values of investments in debt and equity securities are disclosed in Note 2.

   CASH EQUIVALENTS - the Company considers highly liquid investments with original maturities of less than three months as the equivalent of cash.

   INVENTORIES - are stated at the lower of cost or market. Raw steel, lumber and wood frame parts are valued on the last-in, first-out (LIFO) method. Other inventories are valued on the first-in, first-out (FIFO) method.

   PROPERTY, PLANT AND EQUIPMENT - is stated at cost and depreciated using the straight-line method. In fiscal year 1999, the Company adopted Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. The Company's policy is to capitalize external direct costs of materials and services, directly related internal payroll and payroll-related costs, and interest costs while developing or obtaining internal use software. The amount of software capitalized in 1999 was $216,187.

   REVENUE RECOGNITION - is upon delivery of product.

   INSURANCE - the Company is self-insured for health care and most worker's compensation up to predetermined amounts above which third party insurance applies. The Company is contingently liable to insurance carriers under its comprehensive general, product, and vehicle liability policies, as well as some worker's compensation, and has provided a letter of credit in the amount of $1,159,000. Losses are accrued based upon the Company's estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry and based on Company experience.

   INCOME TAXES - deferred income taxes result from temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements.

   SEGMENT AND RELATED INFORMATION - in June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS 131). SFAS 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about a company's operating segments. During 1998, the Company adopted this standard. Under the "management approach" methodology prescribed by SFAS 131, the Company operates in one segment, seating products.

   DERIVATIVES - in 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), which is effective for the Company's fiscal 2001 financial statements. SFAS 133 requires derivatives to be recognized in the financial statements and measured at fair value. The Company does not expect the impact of the pronouncement to be material.

   ACQUISITION - on March 18, 1997 the Company announced the acquisition of certain assets of Dygert Seating, Inc. and the related production facilities in Elkhart, Indiana for $6,933,951. The purchase included accounts receivable of approximately $1,573,000, inventory of approximately $1,540,000, and fixed and other current assets of approximately $3,821,000.

   RECLASSIFICATIONS - certain prior years' amounts have been reclassified to conform to the 1999 presentation. These reclassifications had no impact on net income or shareholders' equity as previously reported.

2. INVESTMENTS

   Debt and equity securities are included in Investments and in Other Assets, at fair value based on quoted market prices, and are classified as available for sale. The amortized cost and estimated market values of investments are as follows:

                              June 30, 1999                June 30, 1998
                        --------------------------   -------------------------
                            Debt         Equity          Debt        Equity
                         Securities    Securities     Securities   Securities
                        --------------------------   -------------------------
   Amortized Cost       $ 9,043,136    $ 2,351,845   $10,780,529   $ 2,202,952
   Unrealized gains
     (losses)               (91,762)     1,571,674        44,668     1,277,629
                        -----------    -----------   -----------   -----------
   Est. Market Value    $ 8,951,374    $ 3,923,519   $10,825,197   $ 3,480,581
                        ===========    ===========   ===========   ===========

   As of June 30, 1999, the maturities of debt securities are $4,010,642 within one year, $4,013,672 in one to five years, and $927,060 over five years.

3. INVENTORIES

   Inventories valued on the LIFO method would have been approximately $2,016,000 and $2,331,000 higher at June 30, 1999 and 1998, respectively, if they had been valued on the FIFO method. A comparison of inventories is as follows:

                                                             June 30,
                                                   ----------------------------
                                                        1999             1998
                                                   -----------      -----------
   Raw materials.............................      $15,871,466      $13,538,911
   Work in process and finished parts........        7,416,826        7,227,558
   Finished goods............................        6,214,917        5,840,827
                                                   -----------      -----------
      Total..................................      $29,503,209      $26,607,296
                                                   ===========      ===========

4. PROPERTY, PLANT AND EQUIPMENT

                                                          June 30,
                                 Estimated      --------------------------
                                 Life (Years)        1999           1998
                                 -----------    -----------    -----------
   Land .......................                 $ 2,512,715    $ 1,642,422
   Buildings and
      improvements ............     3 - 39       27,294,496     24,929,545
   Machinery and
      equipment ...............     3 - 10       29,306,600     28,655,104
   Delivery equipment .........     3 - 7        14,193,014     13,894,648
   Furniture and fixtures .....     3 - 5         5,313,068      5,307,217
                                                -----------    -----------
      Total ...................                  78,619,893     74,428,936
    Less accumulated
      depreciation ............                  52,707,461     51,333,347
                                                -----------    -----------
      Net .....................                 $25,912,432    $23,095,589
                                                ===========    ===========

5. BORROWINGS

   The Company is obligated for $1,625,000 for Industrial Revenue Bonds at June 30, 1999 which were issued for the financing of property, plant and equipment. The obligations are variable rate demand bonds with a weighted average rate for years ended June 30, 1999, 1998 and 1997 of 3.70%, 4.06% and 3.94% respectively, and are due in annual installments of $325,000 through 2004, if not paid earlier upon demand of the holder. The Company has issued a letter of credit to guarantee the payment of these bonds in the event of the default. No amounts were outstanding on this letter at June 30, 1999.

6. INCOME TAXES

   The total income tax provision for the years ended June 30, 1999, 1998 and 1997 was 36.4%, 34.0%, and 36.2%, respectively, of income before income taxes. In 1998 the effective rate was reduced by 2.2% for nontaxable life insurance proceeds of $720,000.

   PROVISION - COMPRISED OF THE FOLLOWING:

                            1999           1998            1997
                        -----------    -----------     -----------
   Federal - current    $ 4,285,000    $ 3,580,000     $ 3,528,000
   State - current .        700,000        510,000         507,000
   Deferred ........        915,000       (165,000)       (610,000)
                        -----------    -----------     -----------
      Total ........    $ 5,900,000    $ 3,925,000     $ 3,425,000
                        ===========    ===========     ===========

   DEFERRED INCOME TAXES - COMPRISED OF THE FOLLOWING:

                                          Asset (Liability)
                                   June 30, 1999   June 30, 1998
                                   -------------   -------------
   Asset allowances ............    $   910,000     $   805,000
   Deferred compensation .......      1,130,000       1,130,000
   Other accruals and allowances      2,355,000       1,940,000
   Property, plant and
     equipment .................       (695,000)     (1,090,000)
                                    -----------     -----------
      Total ....................    $ 3,700,000     $ 2,785,000
                                    ===========     ===========

7. CREDIT ARRANGEMENTS

   The Company has lines of credit of $5,700,000 with banks for short-term borrowings at the prime rate in effect at the date of the loan. On $1,000,000 of such line, the Company is required to maintain compensating bank balances equal to 5% of the line of credit plus 5% of any amounts borrowed. There were no short-term bank borrowings during 1999 or 1998.

8. STOCK OPTIONS

   The Company has stock option plans for key employees and directors that provide for the granting of incentive and nonqualified stock options. Under the plans, options are granted at an exercise price equal to the fair market value of the underlying common stock at the date of grant, and may be exercisable for up to 10 years. All options are exercisable when granted. At June 30, 1999, 140,100 shares were available for future grants. The Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans, as permitted under FASB Statement No. 123 ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). Accordingly, no compensation cost has been recognized for its stock option plans. Had the compensation cost for the Company's incentive stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methodology of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                       1999          1998          1997
                                   -----------    ----------    ----------
   Net Income       As reported    $10,316,586    $7,602,217    $6,048,434
                    Pro forma       10,171,214     7,462,506     5,907,480
   Earnings per share:
   - Basic          As reported          $1.52         $1.09         $0.86
                    Pro forma            $1.50         $1.07         $0.84
   - Diluted        As reported          $1.51         $1.08         $0.86
                    Pro forma            $1.48         $1.06         $0.84

   The fair value of each option grant is estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 4.5%, 4.2% and 4.6%; expected volatility of 27.1%, 26.3% and 27.3%; interest rates of 6.8%, 6.8% and 6.9%; and an expected life of 8 to 10 years on all options.

   A summary of the status of the Company's stock option plans as of June 30, 1999, 1998 and 1997 and the changes during the years ending on those dates is presented below:

                                  Shares       Price Range
                                 -------     ---------------
   June 30, 1996 Outstanding     342,480     $10.50 - 15.75
   Granted .................     103,400      10.25 - 12.75
   Exercised ...............      (6,800)     10.25 - 10.50
   Cancelled ...............      (6,400)     10.50 - 14.875
                                 -------
   June 30, 1997 Outstanding     432,680      10.25 - 15.75
   Granted .................      88,775      11.44 - 12.66
   Exercised ...............     (10,250)     10.25 - 12.75
   Cancelled ...............     (10,700)     10.25 - 15.75
                                 -------
   June 30, 1998 Outstanding     500,505      10.25 - 15.75
   Granted .................     106,450      10.50 - 12.75
   Exercised ...............     (34,088)     10.25 - 11.44
   Cancelled ...............     (13,600)     11.13 - 15.75
                                 -------
   June 30, 1999 Outstanding     559,267     $10.25 - 15.75
                                 =======

   Significant option groups outstanding at June 30, 1999 and related weighted-average exercise price and remaining life information follows:

                                          Weighted-Average
                                          ----------------
           Grant          Options      Exercise     Remaining
           Date         Outstanding     Price      Life (Years)
   -----------------    -----------     ------     ------------

   December 12, 1991       32,670       10.500         0.3
   July 6, 1993            74,360       14.875         1.9
   July 28, 1994           72,712       10.500         5.0
   August 16, 1995         81,950       11.250         6.1
   July 30, 1996           88,400       10.250         7.0
   November 7, 1997        82,225       11.438         8.3
   November 2, 1998        96,950       10.500         9.3
   All other               30,000       13.091         6.6
                          -------
   Total                  559,267
                          =======

9.  PENSION AND RETIREMENT PLANS

    The Company sponsors various defined contribution pension and retirement plans which cover substantially all employees, other than employees covered by multiemployer pension plans under collective bargaining agreements. It is the Company's policy to fund all pension costs accrued. Total pension and retirement plan expense was $1,427,000 in 1999, $1,373,000 in 1998 and $1,352,000 in 1997 including $330,000 in 1999, $311,000 in 1998 and $300,000 in 1997 for the Company's matching contribution to retirement savings plans. The Company's cost for pension plans is determined as 2% - 4% of each covered employee's wages. The Company's matching contribution for the retirement savings plans is 25% - 50% of employee contributions (up to 4% of their earnings). In addition to the above, amounts charged to pension expense and contributed to multi-employer defined benefit pension plans administered by others under collective bargaining agreements were $1,355,000 in 1999, $1,184,000 in 1998 and $1,102,000 in 1997.

    The Company has an unfunded deferred compensation plan with certain officers providing for fixed benefits upon retirement over fifteen years or until death, whichever is longer. Participants become fully vested at age 59. The Company records a liability for this obligation based on the present value of accumulated plan benefits discounted at 8%. The beginning of the year benefit obligation of $3,052,525 was increased by interest expense of $247,228, service costs of $146,917 and decreased by payments of $386,000, resulting in the end of the year benefit obligation of $3,060,670.

10. MANAGEMENT INCENTIVE PLAN

    The Company has an incentive plan that provides for shares of common stock to be awarded to key employees based on a targeted rate of earnings to common equity as established by the Board of Directors. Shares awarded to employees are subject to the restriction of continued employment, with 331 1/43% of the stock received by the employee on the award date and the remaining shares issued after one and two years. Under the plan 45,158, 35,459 and 31,053 shares were awarded, and the amounts charged to income were $598,000, $406,000 and $365,000 in 1999, 1998 and 1997, respectively.
    At June 30, 1999, 267,640 shares were available for future grants.

11. SHAREHOLDERS' EQUITY

    The Company has authorized 60,000 shares of cumulative, $50 par value preferred stock and 700,000 shares of undesignated, $1 par value (subordinated) stock, none of which is outstanding.

12. EARNINGS PER SHARE

    In 1997, FASB issued Statement No. 128, EARNINGS PER SHARE (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the SFAS 128 requirements.

                                       1999            1998            1997
                                   ------------    ------------    ------------
    Basic Earnings Per Share:
    Income available to common
      shareowners                  $ 10,316,586    $  7,602,217    $  6,048,434
    Weighted average shares
      outstanding                     6,774,996       6,959,310       7,024,021
                                   ------------    ------------    ------------
    Earnings Per Share - Basic     $       1.52    $       1.09    $       0.86
                                   ============    ============    ============
    Diluted Earnings Per Share:
    Income available to common
      shareowners                  $ 10,316,586    $  7,602,217    $  6,048,434
                                   ------------    ------------    ------------
    Weighted average shares
      outstanding                     6,774,996       6,959,310       7,024,021
    Dilutive shares issuable in
      connection with stock
      option plans                      477,907         418,145         339,820
    Less shares purchasable
      with proceeds                    (402,788)       (342,297)       (291,946)
                                   ------------    ------------    ------------
    Total Shares                      6,850,115       7,035,158       7,071,895
                                   ------------    ------------    ------------
    Earnings Per Share - Diluted   $       1.51    $       1.08    $       0.86
                                   ============    ============    ============
    Options to purchase 81,360 shares of common stock at a range of $14.875 to $15.75 were outstanding during 1999 but were not included in the computation of the diluted earnings per share because the options' exercise price was greater than the average market price of the common shares.

13. SUPPLEMENTARY QUARTERLY
    FINANCIAL INFORMATION

    (UNAUDITED - in thousands of dollars, except per share amounts)

                                                Quarters
                            -------------------------------------------------
                               1st          2nd          3rd          4th
                            ----------   ----------   ----------   ----------
     1999:
     -----
      Net Sales .........   $   60,053   $   62,575      $68,615   $69,276
      Gross Margin ......       13,150       14,140       15,743    16,521
      Net Income ........        1,795        2,197        2,829     3,496
      Earnings Per Share:

        Basic ...........         0.26         0.32         0.42      0.52
        Diluted .........         0.26         0.32         0.41      0.52
      Dividends Per Share         0.12         0.12         0.12      0.12
   * Market Price
        High ............       14 1/8       13 1/2           14    14 1/8
        Low .............       10 3/8        8 3/4       11 3/8    11 3/4

                                                Quarters
                            -------------------------------------------------
                               1st          2nd          3rd          4th
                            ----------   ----------   ----------   ----------
     1998:
     -----
      Net Sales .........   $   55,159   $   56,260      $62,090   $62,616
      Gross Margin ......       11,292       11,947       13,773    13,768
      Net Income ........        1,030        2,100(1)     2,106     2,366
      Earnings Per Share:
        Basic ...........         0.15         0.30         0.30      0.34
        Diluted .........         0.15         0.30         0.30      0.33
      Dividends Per Share         0.12         0.12         0.12      0.12
   * Market Price
        High ............       12 7/8       14 1/8       14 5/8        15
        Low .............       11 5/8       11 1/4           12        12
(1) Includes a non-taxable gain from life insurance proceeds of approximately $720,000.
 * Reflects the market price as quoted by the National Association of Securities Dealers, Inc.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                                     GENERAL

      The following analysis of the results of operations and financial condition of Flexsteel Industries, Inc. (the Company) should be read in conjunction with the financial statements and related notes included elsewhere in this document.

                              RESULTS OF OPERATIONS

      The following table has been prepared as an aid in understanding the Company's results of operations on a comparative basis for the years ended June 30, 1999, 1998 and 1997. Amounts presented are percentages of the Company's net sales.

                                For the Years Ended June 30,
                                ---------------------------
                                 1999      1998       1997
                                ------    ------     ------
   Net Sales                     100.0%    100.0%    100.0%
   Cost of goods sold             77.1      78.5      78.9
                                 -----     -----     -----
   Gross margin                   22.9      21.5      21.1
   Selling, general &
      administrative expenses     16.9      17.3      17.5
                                 -----     -----     -----
   Operating income                6.0       4.2       3.6
   Other income, net               0.3       0.7       0.7
                                 -----     -----     -----
   Income before income taxes      6.3       4.9       4.3
   Income tax expense              2.3       1.7       1.5
                                 -----     -----     -----
   Net income                      4.0%      3.2%      2.8%
                                 =====     =====     =====

                       FISCAL 1999 COMPARED TO FISCAL 1998

      Net sales for 1999 increased by $24,394,000 or 10% compared to 1998. Residential sales volume increased $12,388,000 or 9%. Vehicle seating sales increased $12,715,000 or 17%. Commercial sales volume decreased $709,000 or 3%.
      Gross margin increased $8,774,000 to $59,554,000, or 22.9% of sales, in 1999, from $50,780,000, or 21.5% in 1998. The gross margin increase was due to improved utilization of available production capacity and changes in product mix.
      Selling, general and administrative expenses as a percentage of sales were 16.9% and 17.3% for 1999 and 1998 respectively. The cost percentage decrease was due to management's continued efforts to control fixed costs as volume increased.
      Net other income was $819,000 in 1999 and $1,659,000 for 1998. During the second quarter of 1998 the Company realized a non-taxable gain on the proceeds of life insurance of $720,000.
      The effective tax rate in 1999 was 36.4% compared to 34.0% in 1998. The lower effective income tax rate in 1998 is attributable to the non-taxable gain on the proceeds of life insurance.
      The above factors resulted in 1999 fiscal year net income of $10,317,000 or $1.51 per share (diluted) compared to $7,602,000 or $1.08 per share (diluted) in fiscal 1998, a net increase of $2,715,000 or $0.43 per share.

                       FISCAL 1998 COMPARED TO FISCAL 1997

      Sales for 1998 increased by $16,699,000 or 8% compared to 1997. Residential sales volume increased $5,647,000 or 4%. Vehicle seating sales increased $9,293,000 or 14%. Approximately $7,026,000 of this increase relates to the acquisition of certain assets of Dygert Seating, Inc. in March 1997. Commercial sales volume increased $1,759,000 or 8%.
      Gross margin increased $4,442,000 to $50,780,000, or 21.5% of sales, in 1998, from $46,338,000, or 21.1% in 1997. The gross margin increase was due to improved utilization of available production capacity and changes in product mix.
      Selling, general and administrative expenses as a percentage of sales were 17.3% and 17.5% for 1998 and 1997 respectively. The cost percentage decrease was due to management's control of fixed costs.
      Net other income was $1,659,000 in 1998 and $1,585,000 for 1997. Each year contains amounts which are non-recurring in nature. During the second quarter of 1998 the Company realized a non-taxable gain on the proceeds of life insurance of $720,000. In fiscal year 1997, the Company sold its production facility in Sweetwater, Tennessee which resulted in a gain of $550,000 before income taxes.
      The effective tax rate in 1998 was 34.0% compared to 36.2% in 1997. The lower effective income tax rate is attributable to the non-taxable gain on the proceeds of life insurance.
      The above factors resulted in 1998 fiscal year net income of $7,602,000 or $1.08 per share (diluted) compared to $6,048,000 or $0.86 per share (diluted) in fiscal 1997, a net increase of $1,554,000 or $0.22 per share.

                         LIQUIDITY AND CAPITAL RESOURCES

      Working capital at June 30, 1999, is $50,210,000 which includes cash, cash equivalents and investments of $13,853,000. Working capital decreased by $339,000 from the June 30, 1998 amount.
      Net cash provided by operating activities was $14,376,000, $13,284,000 and $13,114,000 in 1999, 1998 and 1997, respectively. Fluctuations in net cash provided by operating activities are primarily the result of changes in net income and changes in working capital accounts.
      Capital expenditures were $8,398,000, $2,392,000 and $5,273,000 for 1999,
   1998 and 1997, respectively. The current year expenditures were incurred primarily for land, manufacturing and delivery equipment and the expansion of our Dublin, Georgia facility. Projected capital spending for fiscal 2000 is $6,000,000, with approximately $1,000,000 for expansion of our Riverside, California facility. The remainder of the projected capital expenditures will be for manufacturing and delivery equipment. The funds for projected capital expenditures are expected to be provided from cash generated from operations and available cash.
      Financing activities utilized net cash of $7,709,000, $5,415,000 and $5,671,000 in 1999, 1998 and 1997, respectively. During the current year the Company's Board of Directors approved the repurchase of up to 700,000 shares of the Company's common stock. Under that authority, the Company repurchased 363,600 shares of its outstanding common stock in 1999. Under prior authority the Company repurchased 176,489 and 186,345 shares of its outstanding common stock during 1998 and 1997, respectively.

                             FINANCING ARRANGEMENTS

      The Company has lines of credit of $5,700,000 with banks for short-term borrowings, which have not been utilized since 1979. The Company has outstanding borrowings of $1,625,000 in the form of variable rate demand industrial development revenue bonds. During fiscal 1999, the weighted-average interest rate on the industrial development revenue bonds was 3.70%.

                                      OTHER

      Year 2000 Issue - The Company developed a plan to identify and modify its computer information systems to ensure that transactions will be properly processed on and after January 1, 2000. The Company also reviewed its computer dependent manufacturing activities to identify areas of concern related to the year 2000 issues. The plan has been completed and tested. The Company believes that it is prepared internally for January 1, 2000. The internal conversion costs were not material to the Company's financial position. None of the Company's other information technology projects have been delayed due to the implementation of the year 2000 plan. As a part of developing a contingency plan for year 2000 issues, the Company will continue testing each of the major systems.
      The Company continues to communicate with major suppliers to emphasize that operations must continue without interruption through January 1, 2000, and beyond. However, there can be no assurances that systems of other companies, on which the Company's systems rely, will be converted in a timely manner or that any failure to convert by another company would not have an adverse effect on the Company's ability to conduct operations.

                           FORWARD-LOOKING STATEMENTS

      Cautionary Statement Relevant to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995 - The Company and its representatives may from time to time make written or oral forward-looking statements with respect to long-term goals of the Company, including statements contained in the Company's filings with the Securities and Exchange Commission and in its reports to stockholders.
      Statements, including those in this report, which are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made here-in. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the effectiveness of new product introductions, the product mix of our sales, the cost of raw materials, the amount of sales generated and the profit margins there-on or volatility in the major markets, competition and general economic conditions.
      The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

[PHOTO]
[CAPTION: ANOTHER EXAMPLE OF HOW OUR TABLES HARMONIZE WITH OUR UPHOLSTERED
FURNITURE: NOTE THE TURNED WOOD LEGS ON BOTH TABLE AND LAWSON-ARM TRANSITIONAL SOFA. AN INTERESTING ACCENT IS THE CHARISMA(R) CHAIR WITH NAILHEAD TRIM AND GRACEFULLY-SHAPED CARVED ARMS.]

PLANT LOCATIONS

* Flexsteel Industries, Inc.
DUBUQUE, IOWA 52001
(319) 556-7730
P. M. Crahan, General Manager

Flexsteel Industries, Inc.
DUBLIN, GEORGIA 31040
(912) 272-6911
M. C. Dixon, General Manager

Flexsteel Industries, Inc.
LANCASTER, PENNSYLVANIA 17604
(717) 392-4161
T. P. Fecteau, General Manager

Flexsteel Industries, Inc.
RIVERSIDE, CALIFORNIA 92504
(909) 354-2440
T. D. Burkart, General Manager

Flexsteel Industries, Inc.
NEW PARIS, INDIANA 46553
(219) 831-4050
G. H. Siemer, General Manager

Wood Products Division
HARRISON, ARKANSAS 72601
(870) 743-1101
M. J. Feldman, General Manager

Metal Division
DUBUQUE, IOWA 52001
(319) 556-7730
J. E. Gilbertson, General Manager

Commercial Seating Division
STARKVILLE, MISSISSIPPI 39760
(662) 323-5481
S. P. Salmon, General Manager

Dygert Seating Division
ELKHART, INDIANA 46515
(219) 262-4675
D. L. Dygert, General Manager

Vancouver Distribution Center
VANCOUVER, WASHINGTON 98668
(206) 696-9955
R. Heying, Supervisor

* EXECUTIVE OFFICES

PERMANENT SHOWROOMS

Dubuque, Iowa
High Point, North Carolina
San Francisco, California

DIRECTORS AND OFFICERS

John R. Easter
  CHAIRMAN OF THE BOARD OF DIRECTORS
     RETIRED VICE PRESIDENT
     SEARS, ROEBUCK & COMPANY

K. Bruce Lauritsen
  PRESIDENT
  CHIEF EXECUTIVE OFFICER
  DIRECTOR

Edward J. Monaghan
  EXECUTIVE VICE PRESIDENT
  CHIEF OPERATING OFFICER
  DIRECTOR

James R. Richardson
  SENIOR VICE PRESIDENT, MARKETING
  DIRECTOR

Jeffrey T. Bertsch
  VICE PRESIDENT
  DIRECTOR

L. Bruce Boylen
  DIRECTOR
     RETIRED VICE PRESIDENT
     FLEETWOOD ENTERPRISES, INC.

Patrick M. Crahan
  VICE PRESIDENT
  DIRECTOR

Lynn J. Davis
  DIRECTOR
     SENIOR VICE PRESIDENT
     ADC TELECOMMUNICATIONS, INC.

Thomas E. Holloran
  DIRECTOR
     PROFESSOR, GRADUATE SCHOOL OF BUSINESS,
     UNIVERSITY OF ST. THOMAS
     ST.  PAUL, MINNESOTA

Marvin M. Stern
  DIRECTOR
     RETIRED VICE PRESIDENT
     SEARS, ROEBUCK & COMPANY

Carolyn T. B. Bleile
  VICE PRESIDENT

Thomas D. Burkart
  SENIOR VICE PRESIDENT, VEHICLE SEATING

Kevin F. Crahan
  VICE PRESIDENT

Keith R. Feuerhaken
  VICE PRESIDENT

James E. Gilbertson
  VICE PRESIDENT

James M. Higgins
  VICE PRESIDENT, COMMERCIAL SEATING

Ronald J. Klosterman
  VICE PRESIDENT, FINANCE
  CHIEF FINANCIAL OFFICER
  SECRETARY

Michael A. Santillo
  VICE PRESIDENT

AUDIT & ETHICS
COMMITTEE

Thomas E. Holloran, Chairman
L. Bruce Boylen
Lynn J. Davis

COMPENSATION &
NOMINATING COMMITTEE

L. Bruce Boylen, Chairman
Thomas E. Holloran
Marvin M. Stern

MARKETING &
PLANNING COMMITTEE

Marvin M. Stern, Chairman
Jeffrey T. Bertsch
Patrick M. Crahan
Lynn J. Davis
Edward J. Monaghan
James R. Richardson

TRANSFER AGENT AND
REGISTRAR

Norwest Capital Resources
P. 0. Box 738
South St. Paul,
Minnesota 55075-0738

GENERAL COUNSEL

Irving C. MacDonald
Minneapolis, Minnesota
O'Connor and Thomas, P.C.
Dubuque, Iowa

NATIONAL OVER
THE COUNTER
NASDAQ SYMBOL - FLXS

ANNUAL MEETING

December 9, 1999, 3:30 p.m.
The Marquette
710 Marquette Avenue, 3rd floor
Minneapolis, Minnesota 55402

AFFIRMATIVE ACTION POLICY

It is the policy of Flexsteel Industries, Inc. that all employees and potential employees shall be judged on the basis of qualifications and ability, without regard to age, sex, race, creed, color or national origin in all personnel actions. No employee or applicant for employment shall receive discriminatory treatment because of physical or mental disability in regard to any position for which the employee or applicant for employment is qualified. Employment opportunities and job advancement opportunities will be provided for qualified disabled veterans and veterans of the Vietnam era. This policy is consistent with the Company's plan for "Affirmative Action" in implementing the intent and provisions of the various laws relating to employment and non-discrimination.

ANNUAL REPORT ON FORM 10-K AVAILABLE

A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, can be obtained without charge by writing to: Office of the Secretary, Flexsteel Industries, Inc., P. O. Box 877, Dubuque, Iowa 52004-0877.

VISIT US ON THE INTERNET
http://flexsteel.com

[LOGO] FLEXSTEEL
       AMERICA'S SEATING SPECIALIST

(C) 1999 FLEXSTEEL INDUSTRIES, INC.

[PHOTO]
[CAPTION: PHOTO COURTESY OF NEWMAR CORP.]

   For a motor home with every luxury imaginable, the discriminating traveler finds the 2000 Londonaire by Newmar(R) is the choice for elegance, performance and comfort. Its top-of-the-line furnishings include a Flexsteel Easy Bed Sofa and a Flexsteel leather-and-vinyl sofa with incliner or optional recliner.
   The front passenger and driver's seats include power, lumbar support, and an integrated seat belt developed by Flexsteel engineers. Other new Flexsteel developments include power foot rests for motor homes; for vans, a new Flex-Over bed and restraint packages for seats, all tested for FMVSS codes. Recreational vehicle buyers have learned to look for and trust the Flexsteel name for smart, dependable, and comfortable seating.

--------------------------------------------------------------------------------

[LOGO] FLEXSTEEL
       AMERICA'S SEATING SPECIALIST
-------------------------------------
P.O. BOX 877 * DUBUQUE IA  52004-0877